As filed with the Securities and Exchange Commission on May 6, 2005

                                                     Registration No. 333-123096

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NUMBER 2
                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                        NEWPORT INTERNATIONAL GROUP, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

     DELAWARE                          7371                       23-3030650
 ----------------         ----------------------------         ----------------
 (State or Other          (Primary Standard Industrial         (I.R.S. Employer
 Jurisdiction of           Classification Code Number)          Identification
  Incorporation                                                     Number)
 or Organization)
                               73061 EL PASEO ROAD
                                    SUITE 202
                          PALM DESERT, CALIFORNIA 92260
                                 (760) 779-0251
               ---------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                MR. CERY B. PERLE
                        NEWPORT INTERNATIONAL GROUP, INC.
                            73061 EL PASO, SUITE 202,
                         PALM DESERT, CALIFORNIA, 92260
                                 (760) 779-0251
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with a copy to:
                            JAMES M. SCHNEIDER, ESQ.
                       SCHNEIDER WEINBERGER & BEILLY, LLP
                          2200 CORPORATE BOULEVARD N.W.
                                    SUITE 210
                            BOCA RATON, FLORIDA 33431
                            TELEPHONE (561) 362-9595
                            TELECOPIER (561) 362-9612

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                        CALCULATION OF REGISTRATION FEE
 _________________________________________________________________________________________________________________

 Title of each class                              Proposed maximum          Proposed maximum            Amount of
  of securities to           Amount to be          offering price          aggregate offering         registration
    be registered             registered             per unit(1)                  price                    fee
 _________________________________________________________________________________________________________________
 Common stock,
 par value $.001              22,362,985               $0.45                  $10,063,343                 $1,185
 _________________________________________________________________________________________________________________

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the common stock as reported on the OTC Bulletin Board on May 4, 2005.

(2) For purposes of estimating the number of shares of the registrant's common stock to be included in this registration statement, the registrant includes 8,712,543 shares of our common stock which are presently outstanding, 9,595,341 shares of our common stock underlying convertible promissory notes, including 346,817 shares which may be issued as interest payments, 113,226 of common stock which we the registrant is obligated to issue as a filing penalty related to this registration statement, and 3,941,875 shares of our common stock underlying common stock purchase warrants. Pursuant to Rule 416, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the note and warrants. Rule 416, however, does not apply to additional shares which may be issued as a result of the reset provisions in the notes and warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 6, 2005

PROSPECTUS

                        NEWPORT INTERNATIONAL GROUP, INC.

                        22,362,985 shares of Common Stock

         This prospectus relates to periodic offers and sales of 20,384,066 shares of our common stock by the selling security holders, which includes:

         * 8,712,543 shares of our common stock which are presently outstanding,

         * 9,595,341 shares of our common stock underlying convertible promissory notes, including shares which may be issued as interest payments,

         * 113,226 shares of common stock which we are obligated to issue to cover penalties for our failure to timely file the registration statement of which this prospectus is a part, and

         * 3,941,875 shares of our common stock underlying common stock purchase warrants.

         We will not receive any proceeds from the sale of the shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         For a description of the plan of distribution of these shares, please see page 58 of this prospectus.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "NWPO." On May 5, 2005 the last reported sale price for our common stock was $0.50 per share.

                              ____________________

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about the risks of investing in our common stock.
                              ____________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                              ____________________

                The date of this Prospectus is ___________, 2005.

                               PROSPECTUS SUMMARY

         We sell software productivity tools and services to small and medium sized businesses. Our software products are Internet-based and focus on improving remote communications and automating data archiving and storage for the non-technical owners and managers of small and medium sized businesses. Our real-time communications product offers the ability to communicate with others remotely, using text, audio, video, and Voice over Internet Protocol (VoIP) calling, as well as collaborative features such as document and application sharing and whiteboard in a virtual workspace.

         Our products are sold direct to the customer via online distribution. Users may try our products and services at no cost for a limited trial period by downloading our software. In addition, will seek to establish a network of affiliates that will also distribute our products online, as well as a partnership network that will promote and/or resell our products. The primary focus of our partnership efforts will be with key original equipment manufacturers (OEM) and telecommunications service providers. We expect to generate revenues from monthly subscription fees charged to our customers.

         For the fiscal years ended December 31, 2004 and 2003 we reported revenues of $10,583 and $0, respectively. Our net loss for fiscal 2004 was $14,258,448 as compared to a net loss of $5,073,252 for fiscal 2003, and we reported a comprehensive loss of $24,256,974 for fiscal 2004 and $5,073,252 for fiscal 2003, respectively. At December 31, 2004 we had approximately $1,670,000 cash on hand and an accumulated deficit of $19,699,395. The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2004 contains an explanatory paragraph as to our ability to continue as a going concern.

         We were incorporated in Delaware in December 1999. Our principal executive offices are located at 73061 El Paseo, Suite 202, Palm Desert, California, 92260. Our telephone number at this location is (760) 779-0251. Our web site is www.newport-international-group.com. The information which appears on our web site is not part of this prospectus.

         When used in this prospectus, the terms "Newport International," " we," "our," and "us" refers to Newport International Group, Inc., a Delaware corporation, and our subsidiaries. All share and per share information contained herein gives proforma effect to the 1:20 reverse stock split of our common stock effective December 10, 2003.

                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT. WE ANTICIPATE CONTINUING LOSSES MAY RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS.

         Our net loss for fiscal 2004 was $14,258,448 as compared to a net loss of $5,073,252 for fiscal 2003, and we reported an accumulated other comprehensive loss of $24,256,974 for fiscal 2004 and $5,073,252 for fiscal 2003, respectively. At December 31, 2004 we had approximately $1,670,000 cash on hand. At December 31, 2004 we had an accumulated deficit of $19,699,395 and the report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2004 contains an explanatory paragraph as to our ability to continue as a going concern.

         We have never generated sufficient revenues to fund our ongoing operations. We are constantly evaluating our cash needs and existing burn rate, in order to make appropriate adjustments in operating expenses. Depending on our ongoing evaluation of cash needs, we may need to raise additional debt or equity capital within the next 12 months to provide funding for ongoing future operations, or to refinance existing indebtedness. No assurances can be given that we will be successful in obtaining additional capital, or that such capital will be available on terms acceptable to us. Our continued existence is dependent upon, among other things, our ability to raise capital and to market and sell our services successfully. The financial statements do not include any adjustments to reflect future adverse effects on the recoverability and classification of assets or amounts and classification of liabilities that may result if we are not successful.

WE HAVE A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND YOUR INVESTMENT

         We have recently launched our products and services in 2004. We have generated minimal revenues since inception. We therefore still have a very limited operating history upon which you may evaluate our operations and future prospects, as well as limited insights into emerging trends that may affect our business. Additionally, the income potential of our business and from our markets is unproven. Because of the emerging nature of the industry, our executives have limited experience in it. As a young company operating in an emerging market, we face risks and uncertainties relating to our ability to implement our business plan successfully. You must consider these risks, uncertainties and difficulties in evaluating our potential for future profitability.

WE CANNOT PREDICT OUR FUTURE REVENUES OR WHETHER OUR PRODUCTS WILL BE ACCEPTED. IF THE MARKETS FOR OUR PRODUCTS AND SERVICES DO NOT DEVELOP, OUR FUTURE RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

         We reported revenues of $10,583 and $0 for the fiscal years ended December 31, 2004 and 2003, respectively. The markets for our products and services have only recently begun to develop, are rapidly evolving and are increasingly competitive. Our competitors generally have greater brand recognition and more resources and operating history that we do. It is difficult to predict whether, or how fast, these markets will grow. We cannot guarantee either that the demand for our products and services will continue to develop, that such demand will be sustainable or that we will ever effectively compete in our market segment. If we are unable to generate any significant revenues from our products and services our business, operating results, and financial condition in future periods will be materially and adversely affected and we may not be able to continue our business as presently operated.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, OUR CONTINUED OPERATIONS WILL BE ADVERSELY AFFECTED AND THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WILL BE SEVERELY LIMITED.

         Historically, our operations have been financed primarily through the issuance of equity and debt. Because we have a history of losses and have never generated sufficient revenue to fund our ongoing operations, we are dependent on our continued ability to raise working capital through the issuance of equity or debt to fund our present operations. Because we do not know if our revenues will grow at a pace sufficient to fund our current operations, the continuation of our operations and any future growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions. The actual amount of our future capital requirements, however, depends on a number of factors, including our ability to grow our revenues and manage our business.

         If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. ^There can be no assurance that acceptable financing can be obtained on suitable terms, if at all. If we are unable to raise additional working capital as needed, our ability to continue our current business will be adversely affected and may be forced to curtail some or all of our operations.

POSSIBLE DECLINE IN VALUE OF SHARES OF LANGLEY PARK INVESTMENTS, PLC.

         We hold 6,484,840 shares of Langley Park Investments, PLC, which were received pursuant to a stock exchange agreement with that company. These shares are listed on the London Stock Exchange. At the date of the stock exchange agreement, the Langley investment shares were valued at $11.8 million. Based on the subsequent decline in the market price of these shares, we are reflecting as of December 31, 2004 that the investment has lost approximately $10 million in value. Under the terms of our agreement, we have no guarantees as to the price of the Langley Investment shares and no right to receive additional shares based on the decline in the value of the investment. It is possible that the value of these shares may decline further in the future, in which event the value of our restricted investment will be reduced further, and the benefit to our financial position may be substantially reduced or eliminated.

OUR PRICING MODEL FOR OUR PRODUCTS AND SERVICES IS UNPROVEN AND MAY BE LESS THAN ANTICIPATED, WHICH MAY HARM OUR GROSS MARGINS.

         The pricing model of our products and services may be lower than expected as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments or otherwise. Our pricing model depends on the duration of the agreement, the specific requirements of the order, purchase volumes, the sales and service support and other contractual agreements. We expect to experience pricing pressure and anticipate that the average selling prices and gross margins for our products may decrease over product life cycles. We may not be successful in developing and introducing on a timely basis new products with enhanced features and services that can be sold at higher gross margins.

WE GRANTED THE PURCHASERS OF SHARES OF OUR COMMON STOCK A PUT. IF THIS PUT IS EXERCISED, OUR RESULTS OF OPERATIONS IN FUTURE PERIODS WILL BE ADVERSLY AFFECTED.

         In August 2004 in connection with the sale of 4,500,000 shares of our common stock to Robinson Reed, Inc. and First Capital Holdings International, Inc. we granted the purchasers an option to put the shares of our common stock they acquired in this transaction back to us at the weighted average exercise price of $1.11 per share in the event the average price of our common stock is less than $1.00 and $1.25 for a period of 10 consecutive trading days during an option period beginning eight months after the effective date of the registration statement of which this prospectus is a part and extending 12 months thereafter. If exercised and not honored by us within 10 days from the receipt of the put notice, we are required to issue the purchasers a convertible promissory note with a conversion price equal to 85% of the average of the closing bid prices of our common stock for the 10 trading days prior to conversion. While we have deposited 3,242,420 ordinary shares of Langley Park owned by us which are not subject to the escrow agreement with Langley Park in a brokerage account as collateral for the put option, if the put option is exercised in full, we could be required to either pay the holders $4,500,000 in cash or issue them a convertible promissory note with a conversion price less than the then market value of our common stock. If we satisfy the put option in cash, our working capital would be proportionality reduced at a time when we might need the funds to pay our ongoing obligations and we could have difficulty in raising additional capital. If we issue the convertible note and the note was converted, we would be required to issue a presently undeterminable number of shares of our common stock at an effective price below the then current market value of our common stock. This would result in not only an expense to us, but would be dilutive to our stockholders and could adversely affect our ability to fund our ongoing operations.

         In March 2005, a representative of Robinson Reed, Inc. and First Capital Holdings International, Inc. informed us that the put option related to 2,500,000 shares had been amended in December 2004 to allow the investors to exercise their put option commencing on the effective date of the registration statement and not eight months after the registration statement became effective. We maintain that we have not agreed to the alleged amendment. We intend to vigorously defend our position in the event the investors insist that the put option commences immediately upon the effective date of the registration statement.

THE EXERCISE OF OUTSTANDING WARRANTS AND THE CONVERSION OF OUTSTANDING NOTES WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS.

         As of April 30, 2005 we had the following securities which are convertible or exercisable into shares of our common stock were outstanding:

         o common stock purchase warrants to purchase a total of 4,448,543 shares of our common stock at prices ranging between $0.375 to $1.49 per share;

         o 4,624,262 shares of our common stock issuable upon the possible conversion of the outstanding $1,734,093 principal amount 8% promissory notes due March 1, 2006, and

         o 1,533,333 shares of our common stock issuable upon the possible conversion of the outstanding $575,000 principal amount 12.5% convertible promissory debentures.

         We have included the shares of our common stock underlying certain of these outstanding warrants and the shares of our common stock underlying the notes in the registration statement of which this prospectus is a part. The exercise of these warrants and the conversion of the notes may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

OUR QUARTERLY FINANCIAL RESULTS WILL CONTINUE TO FLUCTUATE MAKING IT DIFFICULT TO FORECAST OUR OPERATING RESULTS.

         Our quarterly operating results have fluctuated in the past and we expect our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are beyond our control, including:

         * Variability in demand and usage for our product and services;

         * Market acceptance of new and existing services offered by us, our competitors and potential competitors; and

         * Governmental regulations affecting the use of the Internet, including regulations concerning intellectual property rights and security features.

         Our limited operating history and unproven business model further contribute to the difficulty of making meaningful quarterly comparisons. Our current and future levels of expenditures are based primarily on our growth plans and estimates of expected future revenues. Such expenditures are primarily fixed in the short term and our sales cycle can be lengthy. Accordingly, we may not be able to adjust spending or generate new revenue sources timely to compensate for any shortfall in revenues. If our operating results fall below the expectations of investors, our stock price will likely decline significantly.

BECAUSE WE EXPECT TO CONTINUE TO INCUR NET LOSSES, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY AND THE PRICE OF OUR STOCK MAY DECLINE.

         We have incurred net losses quarterly from inception through December 31, 2004, and we expect to continue to incur net losses for the foreseeable future.

         Accordingly, our ability to operate our business and implement our business strategy may be hampered by negative cash flows in the future, and the value of our stock may decline as a result. Our capital requirements may vary materially from those currently planned if, for example, we incur unforeseen capital expenditures, unforeseen operating expenses or make investments to maintain our competitive position. If this is the case, we may have to delay or abandon some or all of our development plans or otherwise forego market opportunities. We will need to generate significant additional revenues to be profitable in the future and we may not generate sufficient revenues to be profitable on either a quarterly or annual basis in the future. To address the risks and uncertainties facing our business strategy, we must, among other things:

         * Achieve broad customer adoption and acceptance of our products and services;
         *  Successfully raise additional capital in the future;
         *  Successfully integrate, leverage and expand our sales force;
         *  Successfully scale our current operations;
         *  Implement and execute our business and marketing strategies;
         * Address intellectual property rights issues that effect our business;
         * Develop and maintain strategic relationships to enhance the development and marketing of our existing and new products and services; and
         * Respond to competitive developments in the web conferencing and collaboration solutions industry.

         We might not be successful in achieving any or all of these business objectives in a cost-effective manner, if at all, and the failure to achieve these could have a serious adverse impact on our business, results of operations and financial position. Each of these objectives may require significant additional expenditures on our part. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE MAY BE LIABLE OR ALLEGED TO BE LIABLE TO THIRD PARTIES FOR SOFTWARE AND OTHER CONTENT THAT WE DISTRIBUTE OR MAKE AVAILABLE TO OUR CUSTOMERS.

         We may be liable or alleged to be liable to third parties software and other content that we distribute or make available to our customers:

         * If the content or the performance of our services violates third party copyright, trademark, or other intellectual property rights;

         * If our customers violate the intellectual property rights of others by providing content trough our services; or

         * If content shared or distributed through our software and services is deemed obscene, indecent, or defamatory.

         Any alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management's attention which could have an adverse effect on our business, results of operations and financial condition. We anticipate require our customers to hold us harmless from claims arising from their failure to have the right to distribute software and other content through our software and services for that purpose. However, customers may contest this responsibility or not have sufficient resources to defend claims and we have limited insurance coverage for claims of this nature.

         We could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage or any alleged liability could harm our business.

         We cannot assure you that third parties will not claim infringement by us with respect to past, current, or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. In addition, these risks are difficult to quantify in light of the continuously evolving nature of laws and regulations governing the Internet. Any claim relating to proprietary rights, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements, and we can not assure you that we will have adequate insurance coverage or that royalty or licensing agreements will be available on terms acceptable to us or at all.

WE MAY BE EXPOSED TO POTENTIAL RISKS RELATING TO OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING AND OUR ABILITY TO HAVE THOSE CONTROLS ATTESTED TO BY OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

         As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2004. We have not yet begun evaluating our internal control systems in order to allow our management to report on, and our independent registered public accounting firm attest to, our internal controls as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ending December 31, 2006.

         While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of Sarbanes-Oxley Act of 2002, there is a risk that we will not comply with all of the requirements imposed by this rule. At present, there is no precedent available with which to measure compliance adequacy. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

         In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we would receive a qualified or adverse audit opinion on those financial statements which could also adversely affect the market price of our common stock and our ability to secured additional financing as needed.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

         Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and Nasdaq are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. Although we recently adopted a Code of Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange or Nasdaq, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors as we presently only have one independent director. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

OUR SUCCESS IS DEPENDENT ON THE PERFORMANCE AND RETENTION OF OUR CHIEF EXECUTIVE OFFICER AND KEY EMPLOYEES.

         Our business and operations are substantially dependent on the performance of our executive officers and key employees, including Cery B. Perle, all of whom are employed on an at-will basis and have worked together for only a relatively short period of time. The loss of one or several executives could seriously harm our business. Any reorganization or reduction in the size of our employee base could harm our ability to attract and retain other valuable employees critical to the success of our business.

WE ARE DEPENDENT ON THE DEVELOPMENT AND THE RATE OF ADOPTION OF MULTIMEDIA BROADCASTS AND THE DELAY OR FAILURE OF THIS DEVELOPMENT WOULD SERIOUSLY HARM OUR BUSINESS.

         We are dependent on the development and the rate of adoption of web conferencing and collaboration solutions services and applications and the delay or failure of this development would seriously harm our business. The development of commercial services and applications for web conferencing and collaboration solutions is in its relatively early stages. If the Internet does not develop as an effective medium for the distribution of web conferencing and collaboration solutions to consumers or if businesses predicated on the distribution of web conferencing and collaboration solutions are not profitable or are unable to raise necessary operating capital, then we may not succeed in executing our business plan. Many factors could inhibit the growth of the distribution of multimedia content, including concerns about the profitability of Internet-related businesses, uncertainty about intellectual property rights associated with content shared on our software, multimedia, bandwidth constraints, piracy and privacy.

         Our success depends on users having access to the necessary hardware, software and bandwidth, or data transmission capability, to receive and broadcast high quality digital media over the Internet. Congestion over the Internet and data loss may interrupt audio and video streams, resulting in unsatisfying user experiences. The success of multimedia distribution over the Internet depends on the continued rollout of broadband access to consumers on an affordable basis. Widespread adoption of multimedia technology depends on overcoming obstacles to the deployment and use of digital media software, identifying additional viable revenue models for digital media-based businesses, improving audio and video quality and educating customers and users in the use of digital media technology.

WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, AND WE MAY BE FOUND TO INFRINGE ON PROPRIETARY RIGHTS OF OTHERS, WHICH COULD HARM OUR BUSINESS.

         Our intellectual property is critical to our business, and we seek to protect our intellectual property through copyrights, trademarks, patents, trade secrets, confidentiality provisions in our customer, supplier, potential investors, and strategic relationship agreements, nondisclosure agreements with third parties, and invention assignment agreements with our employees and contractors. We cannot assure you that measures we take to protect our intellectual property will be successful or that third parties will not develop alternative solutions that do not infringe upon our intellectual property.

         In addition, we could be subject to intellectual property infringement claims by others. Potential customers may be deterred from distributing content over the Internet for fear of infringement claims. If, as a result, potential customers forego sharing content over the Internet, demand for our services and applications could be reduced which would harm our business. Claims against us, and any resultant litigation, should it occur in regard to any of our services and applications, could subject us to significant liability for damages including treble damages for willful infringement. In addition, even if we prevail, litigation could be time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims. Further, we plan to offer our services and applications to customers worldwide including customers in foreign countries that may offer less protection for our intellectual property than the United States. Our failure to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third parties could have a negative effect on our business, revenues, financial condition and results of operations.

COMPETITION MAY DECREASE OUR MARKET SHARE, REVENUES, AND GROSS MARGINS.

         We face intense and increasing competition in the web conferencing and collaboration solutions market. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed. In addition, the more successful we are in the emerging market for web conferencing and collaboration solutions , the more competitors are likely to emerge. We believe that the principal competitive factors in our market include:

         *  Service functionality, quality and performance;
         *  Ease of use, reliability and security of services;
         * Establishing a significant base of customers and distribution partners;
         *  Ability to introduce new services to the market in a timely manner;
         *  Customer service and support; and
         *  Pricing.

         Although we do not currently compete against any one entity with respect to all aspects of multimedia broadcast products and services, there are various competitors that provide various products and services in the following categories:

         *  Web conferencing, which provides online meeting functionalities
         *  Web casting, which provides one to many presentation functionalities
         * Collaboration, which provides for document and application sharing as well as user interactivity
         *  Live video and streaming multimedia
         *  Hosted services
         *  Training, which provides e-learning applications
         *  On-premise software

         Our primary competitors are Internet broadcasters, such as WebEx. This company and each of the following companies provide services similar to ours and each has a well-established market presence. We also compete with providers of traditional communications technologies, such as teleconferencing and videoconferencing, as well as applications software and tools companies, such as Centra Software, Microsoft (NetMeeting and Placeware), ON24, Intercall, First Virtual Communications, and Raindance Communications. There are also smaller competitors that focus on certain of our individual market segments, such as investor relations Webcasts.

         There are a number of companies that provide outsourced digital media services. As the multimedia broadcast market continues to develop, we expect to see increased competition from traditional telecommunication service providers or resellers of those services. We also face competition from the in-house encoding services, streaming networks and content management systems and encoding services.

         All of our competitors have substantially more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that we do not offer or that are more sophisticated or more cost effective than our own. For these and other reasons, our competitors' products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations. Our failure to adequately address any of the above factors could harm our business and operating results

IF WE FAIL TO ENHANCE OUR EXISTING SERVICES AND APPLICATIONS PRODUCTS OR DEVELOP AND INTRODUCE NEW WEB CONFERENCING AND COLLABORATION SOLUTIONS SERVICES AS WELL AS BACKUP SOLUTIONS, APPLICATIONS AND FEATURES IN A TIMELY MANNER TO MEET CHANGING CUSTOMER REQUIREMENTS AND EMERGING INDUSTRY TRENDS OR STANDARDS, OUR ABILITY TO GROW OUR BUSINESS WILL SUFFER.

         The market for web conferencing and collaboration solutions is characterized by rapidly changing technologies and short product life cycles. These market characteristics are heightened by the emerging nature of the Internet and the continuing trend of companies from many industries to offer Internet-based applications and services. The widespread adoption of the new Internet, networking, streaming media, or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. Our future success will depend in large part upon our ability to:

         *  Identify and respond to emerging technological trends in the market;
         * Enhance our products by adding innovative features that differentiate services and applications from those of our competitors;
         *  Acquire and license leading technologies;
         * Bring new services and applications to market and scale our business on a timely basis at competitive prices; and
         * Respond effectively to new technological changes or new product announcements by others.

         We will not be competitive unless we continually introduce new services and applications or enhancements to existing services and applications that meet evolving industry standards and customer needs. In the future, we may not be able to address effectively the compatibility and interoperability issues that arise as a result of technological changes and evolving industry standards. The technical innovations required for us to remain competitive are inherently complex, require long development schedules and are dependent in some cases on sole source suppliers. We will be required to continue to invest in research and development in order to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced services and applications can be ascertained. Revenue from future services and applications or enhancements to services and applications may not be sufficient to recover the associated development costs.

THE TECHNOLOGY UNDERLYING OUR SERVICES AND APPLICATIONS IS COMPLEX AND MAY CONTAIN UNKNOWN DEFECTS THAT COULD HARM OUR REPUTATION, RESULT IN PRODUCT LIABILITY OR DECREASE MARKET ACCEPTANCE OF OUR SERVICES AND APPLICATIONS.

         The technology underlying services and applications are complex and include software that is internally developed and software licensed from third parties. These software products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover software defects that affect our current or new services and applications or enhancements until after they are sold. Furthermore, because our services and applications are designed to work in conjunction with various platforms and applications, we are susceptible to errors or defects in third-party applications that can result in a lower quality product for our customers. Because our customers depend on us for communications management, any interruptions could:

         *  Damage our reputation;

         *  Cause our customers to initiate product liability suits against us;

         *  Increase our product development resources;

         *  Cause us to lose revenues; and

         *  Delay market acceptance of our services and applications.

         Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide access over the Internet to our product and service offerings. Many of these providers have experienced significant outages or interruptions in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of interruptions could continue or increase in the future.

         Our digital distribution activities are managed by sophisticated software and computer systems. We must continually develop and update these systems over time as our business and business needs grow and change, and these systems may not adequately reflect the current needs of our business. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and Web sites could be less attractive to such entities or individuals and our business could be harmed.

         Significant portions of our business are dependent on providing customers with efficient and reliable services to enable customers to broadcast content to large audiences on a live or on-demand basis. Our operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. Any failure of such network providers to provide the capacity we require may result in a reduction in, or interruption of, service to our customers. If we do not have access to third-party transmission capacity, we could lose customers and, if we are unable to obtain such capacity on terms commercially acceptable to us our business and operating results could suffer.

         Our computer and communications infrastructure is located at a single leased facility in California. We do not have fully redundant systems, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

GOVERNMENT REGULATION COULD ADVERSELY AFFECT OUR BUSINESS PROSPECTS.

         We do not know with certainty how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, retransmission of media, personal privacy and data protection will apply to the Internet or to the distribution of multimedia and other proprietary content over the Internet. Most of these laws were adopted before the advent of the Internet and related technologies and therefore do not address the unique issues associated with the Internet and related technologies. Depending on how these laws develop and are interpreted by the judicial system, they could have the effect of:

         *  Limiting the growth of the Internet;

         * Creating uncertainty in the marketplace that could reduce demand for our products and services;

         *  Increasing our cost of doing business;

         * Exposing us to significant liabilities associated with content distributed or accessed through our products or services; or

         * Leading to increased product and applications development costs, or otherwise harm our business.

         Specifically with respect to one aspect of copyright law, on October 28, 1998, the Digital Millennium Copyright Act (or "DMCA") was enacted. The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, depending on our future business activities, the Company and its customers may be required to pay licensing fees in connection with digital sound recordings we deliver or our customers provide on their Web site and through retransmissions of radio broadcasts and/or other audio content. A Copyright Arbitration Royalty Panel has determined that, for eligible non-subscription services, sound recording performance rates should be $0.0014 per performance for the period October 1998-2000, with a surcharge of 9% of the total performance fee for the ephemeral copies used to facilitate such performances. However, that decision is subject to review and revision by the U.S. Copyright Office, and several appeal petitions have been filed. Furthermore, the Copyright Office's review is subject to an appeal to a Federal Court of Appeals. The fees for the same types of transmissions offered on a subscription basis have not been determined and will be the subject of another Copyright Arbitration Royalty Panel proceeding, as will fees for digital phono-record deliveries pursuant to the "mechanical license" provisions of the U.S. Copyright Act. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, and by increasing the cost of doing business for our customers.

         Because of this rapidly evolving and uncertain regulatory environment, both domestically and internationally, we cannot predict how existing or proposed laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing digital music. These laws and regulations could harm us by subjecting us to liability or forcing us to change our business.

OUR WEB CONFERENCING SERVICE MAY BECOME SUBJECT TO TRADITIONAL
TELECOMMUNICATIONS CARRIER REGULATION BY FEDERAL AND STATE AUTHORITIES, WHICH WOULD INCREASE THE COST OF PROVIDING OUR SERVICES AND MAY SUBJECT US TO PENALTIES.

         We believe our web conferencing service is not subject to regulation by the Federal Communications Commission or any state public service commission because the services integrate traditional voice teleconferencing and added value Internet services. The FCC and state public service commissions, however, may require us to submit to traditional telecommunications carrier regulations for our web conferencing service under the Communications Act of 1934, as amended, and various state laws or regulations as a provider of telecommunications services. If the FCC or any state public service commission seeks to enforce any of these laws or regulations against us, we could be prohibited from providing the voice aspect of our web conferencing service until we have obtained various federal and state licenses and filed tariffs. We believe we would be able to obtain those licenses, although in some states, doing so could significantly delay our ability to provide services. We also would be required to comply with other aspects of federal and state laws and regulations. Subjecting our web conferencing service to these laws and regulations would increase our operating costs, could require restructuring of those services to charge separately for the voice and Internet components, and would involve on-going reporting and other compliance obligations. We also might be subject to fines or forfeitures and civil or criminal penalties for non-compliance.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKEOVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

         Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of Delaware law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

         In addition, our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors. Our board of directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common stockholders.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

         It is possible that the selling security holders will offer all of the shares for sale. Further because it is possible that a significant number of shares of our common stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our common stock.

OUR COMMON STOCK IS CURRENTLY QUOTED ON THE OTCBB, BUT TRADING IN OUR STOCK IS LIMITED. BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY EFFECT ITS LIQUIDITY.

         The market for our common stock is extremely limited and there are no assurances an active market for our common stock will ever develop. Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment. In addition, the trading price of our common stock is currently below $5.00 per share and we do not anticipate that it will be above $5.00 per share in the foreseeable future. Because the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of our securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors." Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is quoted on the OTCBB under the symbol NWPO. The reported high and low sales prices for the common stock as reported on the OTCBB are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. All information contained in the following table gives proforma effect to the 1:20 reverse stock split of our common stock effective December 10, 2003.

                                                             High          Low
FISCAL 2003

January 1, 2003 through March 31, 2003.................     $ 4.00        $1.00
April 1, 2003 through June 30, 2003 ...................     $ 9.00        $0.80
July 1, 2003 through September 30, 2003 ...............     $ 3.00        $0.20
October 1, 2003 through December 31, 2003 .............     $ 1.25        $0.35

FISCAL 2004

January 1, 2004 through March 31, 2004 ................     $ 2.45        $1.75
April 1, 2004 through June 30, 2004 ...................     $ 2.45        $1.20
July 1, 2004 through September 30, 2004 ...............     $ 2.95        $1.20
October 1, 2004 through December 31, 2004 .............     $ 3.25        $0.40

FISCAL 2005

January 1, 2005 through March 31, 2005 ................     $ 1.65        $0.40

         On May 5, 2005, the last sale price of our common stock as reported on the OTCBB was $0.50. As of April 30, 2005, there were approximately 350 record owners of our common stock.

DIVIDEND POLICY

         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table sets forth securities authorized for issuance under equity compensation plans, including individual compensation arrangements, by us under our 2002 Stock Option and Stock Award Plan and any compensation plans not previously approved by our stockholders as of December 31, 2004.

                              Number of       Weighted     Number of
                              securities to   average      securities remaining
                              be issued upon  exercise     available for future
                              exercise of     price of     issuance under equity
                              outstanding     outstanding  compensation plans
                              options,        options,     (excluding securities
                              warrants        warrants     reflected
                              and rights      and rights   in column (a))
                              (a)             (b)          (c)
                              --------------  -----------  ---------------------
Plan category

2002 Stock Option and
Stock Award Plan                6,574,333        $1.51           5,425,667

Equity compensation plans
not approved by stockholders       none           none              none

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial information has been derived from the consolidated financial statements that are included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:
                                                  Fiscal Year Ended December 31,
                                                      2004              2003
                                                      ----              ----

Revenues .....................................    $     10,583     $          0
Total operating expenses .....................       6,808,021        5,036,453
                                                  ------------     ------------
Operating loss ...............................      (6,797,438)      (5,036,453)
Total other expenses, net ....................       7,461,010           36,799
                                                  ------------     ------------
Net loss .....................................    $(14,258,448)    $ (5,073,252)
Unrealized loss on restricted investment .....      (9,998,526)               0
Accumulated other comprehensive loss .........    $(24,256,974)    $ (5,073,252)
Basic net loss per common share ..............    $      (0.81)    $      (0.45)
                                                  ============     ============
Basic weighted average common
shares outstanding ...........................      17,608,577       11,169,343
                                                  ============     ============

BALANCE SHEET DATA:
                                                December 31, 2004
                                                -----------------

Working capital                                    $ 1,226,550
Current assets                                     $ 1,851,898
Total assets                                       $ 3,066,390
Current liabilities                                $   625,348
Total liabilities                                  $ 1,694,773
Common stock subject to put                        $ 5,000,000
Total stockholders' deficit                        $(3,628,383)

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 2004. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                                       December 31, 2004
                                                       -----------------
         Long-term liabilities, including
         convertible promissory notes net
         of discount of $681,660 .......................  $  1,069,425

         Common stock subject to put ...................     5,000,000

         Preferred stock, $0.0001 par value,
         5,000,000 shares authorized,
         none issued and outstanding ...................             0

         Common stock, $0.001 par value,
         150,000,000 shares authorized,
         26,400,061 issued and outstanding .............        26,400

         Additional paid in capital ....................    31,955,639
         Restricted investment in marketable securities       (912,501)
         Accumulated other comprehensive loss ..........    (9,998,526)
         Accumulated deficit ...........................   (19,699,395)
         Common stock subject to put ...................    (5,000,000)
                                                          ------------

                  Total stockholders' (deficit) ........    (3,628,383)
                                                          ------------

         Total capitalization ..........................  $ (2,441,042)


                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders. Any proceeds that we receive from the exercise of the outstanding warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

OVERVIEW

         We were originally formed in December 1999 to serve as a vehicle to effect a merger, exchange of common stock, asset acquisition or other business combination with domestic or foreign private business. In October 2000, we completed a business combination with Conservation Anglers Manufacturing, Inc., a real estate holding and development company. As a result of the transaction with Conservation Anglers Manufacturing, Inc. we became a real estate holding company that intended to specialize in large-scale commercial, industrial and residential mixed-use property development. At the time of the transaction with

Conservation Anglers Manufacturing, Inc. we did not own any real estate and our activities were limited to securing acquisition financing for a projects that we proposed to acquire and develop. Unable to conclude our business strategy to be a real estate holding and development company, in February 2004, we closed a merger with Grass Roots Communications Inc., a development stage company. As a result of the transaction with Grass Roots which resulted in a change of control of our company, our business is the sale of web-based conferencing services to business professionals, small office and home office companies, and small to medium sized businesses. The acquisition of Grass Roots was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as Grass Roots as the acquiror.

CRITICAL ACCOUNTING POLICIES

         A summary of significant accounting policies is included in Note 2 to the audited consolidated financial statements included elsewhere in this prospectus. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

         We account for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. We adopted the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings
(loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. We account for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

         We account for our restricted investment in equity securities pursuant to SFAS No.115. This standard requires such investments in equity securities that have readily determinable fair values be measured at fair value in the balance sheet and that unrealized holding gains and losses for these investments be recorded as a component of stockholders' equity.

PLAN OF OPERATION

         Over the course of the next twelve months, we intend to raise additional operating capital, execute our business plan and focus our business development efforts in the following four key areas:

      o By enabling our customers to communicate more effectively with their employees, customers, vendors, and investors through the use of web-conferencing services, collaborative tools and application sharing services;
      o By diversifying our product and service offerings to enhance the usefulness of our solutions for customers who will have already adopted one or more products;

      o By acquiring internet service providers allowing us to sell our product offerings to their existing customer base, and;
      o By developing partnering relationships with wide-ranging sales and distribution channel leaders already serving our vertical market space in a way that assists them in developing new revenue streams and opportunities for additional sales and that also reduces their dependency on low margin products that may already be in the final stages of their product lifecycle.

         As the demand for our products and services increases, we intend to add personnel who will primarily focus in the areas of customer service and quality monitoring as well general and administrative to support growing operations.

         We intend to spend approximately $1.0 million during the first half of 2005 in advertising to support the launch of our new product, Spare Back-up.

         We believe that our revenues will increase in 2005 following the launch of Spare.

         Once we raise sufficient capital, we also intend to continue to invest in core technology research and product development as well as sales and marketing personnel.

GOING CONCERN

         We have generated minimal revenue since our inception on June 12, 2002, and have incurred net losses of approximately $19.7 million and had negative cash flows from operations of approximately $5.0 million since its inception through December 31, 2004. Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due and to generate profitable operations in the future. We plan to continue to provide for our capital requirements by issuing additional equity securities and debt. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, we will have sufficient funds to execute our business plan or generate positive operating results.

RESULTS OF OPERATIONS

                                                                  Increase/        Increase/
                                                                 (Decrease)       (Decrease)
                                    2004             2003      $ 2004 vs 2003   % 2004 vs 2003
                                ------------     -----------   --------------   --------------
Revenues .....................  $     10,583     $         -     $   10,583            NM

Operating expenses:
  Research and development ...       722,113         440,770        281,343            64%
  Sales, general and
  administrative .............     6,085,908       4,595,683      1,490,225            32%
                                ------------     -----------     ----------           ---

     Total operating expenses      6,808,021       5,036,453      1,771,568            35%

     Operating loss ..........    (6,797,438)     (5,036,453)     1,760,985            35%


  Other expenses .............        37,963          27,030         10,933            NM
  Settlement with
  stockholders ...............     2,775,000               -      2,775,000            NM

  Other income ...............        (6,375)         (1,940)         4,435           229%

  Interest expense ...........     4,654,422          11,709      4,642,713            NM
                                ------------     -----------     ----------           ---
  Total other expenses, net ..     7,461,010          36,799      7,424,211            NM

Net loss .....................  $(14,258,448)    $(5,073,252)    $9,185,196           181%
                                ============     ===========     ==========           ===

*NM:  Not meaningful

REVENUES

         We have generated minimal revenues since inception. Revenues recognized during 2004 consists of monthly licensing fees generated from our GRC Live product offerings launched during 2004.

RESEARCH AND DEVELOPMENT EXPENSES

         Research and development expenses consists primarily of compensation expenses paid to our software engineers employees and consultants. The increase in research and development expenses of approximately $280,000 during 2004 is primarily due a larger number of software engineers hired in 2004 to develop and enhance our product offerings.

SALES, GENERAL  AND ADMINISTRATIVE EXPENSES

         Sales, general, and administrative expenses consists primarily of salaries and related expenses paid to our sales and administrative employees and contractors. Our sales, general and administrative expenses during 2004 increased by approximately $1.5 million when compared 2003. The increase in sales, general, and administrative expenses during 2004 is primarily due to consulting services rendered in connection with a share-exchange agreement for a total consideration of $1.6 million.

SETTLEMENT WITH STOCKHOLDERS

         Settlement expense with stockholders consists of the fair value of the shares issued pursuant to a settlement agreement with existing stockholders. The increase in other expenses during 2004 consists primarily of the fair value of the shares issued in November 2004 pursuant to a settlement agreement with existing stockholders. There was no such settlement in 2003.

OTHER EXPENSES

         Other expenses consist primarily of the fair value of shares issued pursuant to penalties associated with the failure to timely file the registration statement and loss on disposition of property and equipment. The increase in other expenses during 2004 consists primarily of the fair value of the shares issued in December 2004 offset by a loss on disposition of property and equipment which occurred in 2003. There were no such shares issued in 2003. There were no disposition of property and equipment in 2004.

LIQUIDITY AND CAPITAL RESOURCES

         We have generated minimal revenues since inception. As a result, our current operations are not an adequate source of cash to fund future operations. To fund our cash requirements, we have relied on private placement issuances of equity and debt financing instruments.

         During 2004 we have received gross proceeds of approximately $6.1 million, $1.8 million, and $215,000 from the issuances of shares of common stock, convertible promissory notes, and advances from stockholder, respectively. Such proceeds were used to fund our operating expenses, as well as the payment of deferred financing costs and financing costs, of approximately $248,000 and $229,000, respectively, the repayment of convertible promissory notes amounting to approximately $380,000, and the repayment of $250,000 of pre-merger obligations. We have also satisfied the remaining pre-merger obligations by issuing 1,365,000 shares of our common stock to a creditor.

         During 2003, we have received gross proceeds of approximately $1.2 million and $700,000 from the issuance of shares of common stock and convertible promissory notes as well as $325,000 from the issuance of stock options which were used to fund our operating activities.

         During the first quarter of fiscal 2005 we satisfied all outstanding 10% secured notes through the payment of $265,000 in cash and the issuance of 75,000 shares of our common stock to the note holders.

         We will need to raise a substantial amount of either debt or equity financing over the course of the next twelve months to fund our current level of operations. There can be no assurance, however, that such financing will be available to us or, if it is available, that we will be able to structure such financing on terms acceptable to us and that it will be sufficient to fund our cash requirements until we can reach a level of profitable operations and positive cash flows. If we are unable to obtain the financing necessary to support our operations, we may be unable to continue as a going concern. We currently have no commitments for any additional capital.

CAPITAL RAISING TRANSACTIONS

         We undertook the following transactions to provide working capital for our company:

8% PROMISSORY NOTES

         Between October 2003 and March 2004 we sold an aggregate of $1,835,343 principal amount 8% promissory notes resulting in gross proceeds to us of $1,835,343. We issued the holders of the convertible promissory notes five year common stock purchase warrants to purchase aggregate of 2,621,875 shares of our common stock which were initially exercisable at ^exercise prices ranging from $0.75 to $1.25 per share. Presently there are $1,734,093 principal amount of these notes outstanding. The notes are convertible into shares of our common stock, at anytime, at the option of the holder at a conversion price of $0.75 per share, subject to anti-dilution provisions in the case of stock splits, dividends or if we issue shares of our common stock or other securities convertible into shares of our common stock at an effective price less than $0.75 per share.

         The principal balance and unpaid accrued interest on the promissory notes is due March 1, 2006. The interest is payable beginning March 31, 2004 and every three months thereafter, until maturity. Interest is payable in cash or in shares of common stock at our option. Interest paid in common stock is convertible using the 10-day average closing bid price of the stock prior to the end of the quarter. Each occurrence of interest not paid within 30 days following the end of each quarter causes a reduction of 10% in the conversion price of the promissory notes and the exercise price of the related warrants The remaining terms of the warrants are described later in this prospectus under "Description of Securities - Common Stock Purchase Warrants."

         vFinance Investments, Inc. acted as placement agent in the transaction and we paid a commission of 10%, an expense allowance equal to 4% of the amount raised and issued vFinance warrants to purchase 425,000 shares of our common stock which were initially exercisable at exercise prices ranging from $0.75 to $1.25 per share as compensation.

         As a result of the sale of our 12.5% convertible promissory debenture described below, the exercise price of the warrants to purchase an aggregate of 1,851,875 shares of our common stock and the conversion price of the 8% promissory notes were reduced to $0.375 per share.

10% SECURED NOTES

         Between May and August 2004, we sold $665,000 principal amount 10% secured notes and issued these purchasers five year common stock purchase warrant to purchase an aggregate of 332,500 shares of our common stock at an exercise price of $1.25 per share. We received gross proceeds of $665,000 in this transaction. The notes bear interest on unpaid principal at the rate of 10% per year, payable quarterly commencing on September 1, 2004, and all principal and accrued and unpaid interest under the notes was due and payable one year after the date of issuance. The 10% secured notes were secured by a blanket security interest in all of our assets. We were required to establish a sinking fund from which payments of the principal and interest under these notes are to be made, and to fund this sinking fund with 15% of our revenues during the period it is maintained. The remaining terms of the warrants are described later in this prospectus under "Description of Securities - Common Stock Purchase Warrants."

         We agreed not to issue any additional debt securities so long as the 10% secured notes were outstanding without the prior consent of vFinance Investments, Inc., the placement agent in the transaction. The secured notes were convertible into shares of our common stock, at anytime, at the option of the holder at a conversion price of $2.00 per share.

         During the first quarter of fiscal 2005 we satisfied all 10% secured notes through the payment to the note holders of $265,000 in cash and the issuance of 75,000 shares of our common stock.

         We granted the noteholders piggyback registration rights covering the common shares underlying both the 10% secured notes and common stock purchase warrants, and the purchasers agreed to be subject to any lock-up restriction imposed by vFinance Investments, Inc. provided that such lock-up is imposed on all other stockholders included as part of that registration statement. vFinance Investments, Inc. has not advised us that it is imposing any lock-up. We have included shares of common stock issued in partial satisfaction of these notes, as well as the shares of common stock issuable upon the exercise of the common stock purchase warrants, in the registration statement of which this prospectus is a part in satisfaction of those piggy-back registration rights.

         vFinance Investments, Inc. acted as placement agent in this transaction and received a commission of 10% and an expense allowance equal to 4% of the amount raised.

         LANGLEY PARK TRANSACTION

         In July 2004, we issued 5,882,352 shares of our common stock to Langley Park Investments PLC in exchange for 6,484,840 ordinary shares of Langley Park. Langley Park's ordinary shares are quoted on the London Stock Exchange and the shares we acquired in the transaction are freely saleable by us, subject to the escrow provisions described below. Langley Park has agreed not to sell or otherwise dispose of our shares of common stock it acquired for a period of two years from the date of the transaction. At the time of issuance, we recorded the cost of the investment at the market value of our shares of common stock exchanged which was approximately $11.8 million. The decrease in the carrying and the fair value of this investment of approximately $10.0 million as of December 31, 2004 has been included as accumulated other comprehensive loss in stockholders' equity in our financial statements appearing elsewhere in this prospectus.

         We have placed 3,242,420 of the Langley Park ordinary shares we acquired in an escrow account as a downside price protection for Langley Park. These shares will remain in an escrow account for up to two years, subject to early termination upon the consent of the parties. If at the end of this two year period the average of the 10 closing bid prices per share of our common stock during the 10 trading days immediately preceding July 30, 2006 is below $2.01, a proportion of the Langley Park ordinary shares held in escrow will be returned to Langely Park in the same ratio as the average bid price is to $2.01.

         In August 2004 we entered into an agreement with E-Holdings, Inc. in connection with this transaction. Pursuant to this agreement, as a finder's fee we agreed to:

         * transfer 877,500 shares of Langley Park to E-Holdings, Inc., and

         * grant a put option to E-Holdings, Inc. whereby we agreed to repurchase the 877,500 Langley Park ordinary shares transferred to E-Holdings, Inc. for (pound)1.00 per share for a period of one year from the date of the agreement.

         During fiscal 2004, we paid approximately $1,600,000 in lieu of transferring the agreed 877,500 shares of Langley Park to E-Holdings, Inc.

         We entered into this transaction in order to provide capital to finance our operations, meet our working capital requirements, our short and long-term debt requirements as well as for strategic purposes. Our Board of Directors has authorized resolutions indicating that we have no intention and will not conduct our operations as an investment company within the meaning of the Investment Company Act of 1940.

ROBINSON REED - FIRST CAPITAL HOLDINGS INTERNATIONAL TRANSACTION

         On August 27, 2004, we entered into a Common Stock and Warrant Purchase Agreement with Robinson Reed, Inc. pursuant to which we agreed to sell up to 5,000,000 shares of our common stock at a price per share equal to 85% of the average of the reported bid prices of our common shares for the 10 trading days prior to the separate closings contemplated by the agreement, but not greater than $1.60 per share. Under the terms of this agreement, as amended, we sold Robinson Reed, Inc. 1,000,000 shares at a purchase price of $1.39 per share, 1,000,000 shares at a purchase price of $1.44 per share, and 250,000 shares at an effective purchase price of $1.30 per share. We also sold First Capital Holdings International, Inc. 2,250,000 shares of our common stock at an effective purchase price of $1.30 per share. We issued the purchasers five year common stock purchase warrants to purchase an aggregate of 562,500 shares of our common stock which initially had exercise prices ranging from $1.55 to $1.60 per share. As a result of the issuance of our 12.5% convertible promissory debentures, the exercise price of these warrants has been reduced to $1.49 per share. The terms of the warrants are described later in this prospectus under "Description of Securities - Common Stock Purchase Warrants." We received net proceeds of $6,068,982 in these transactions, net of transaction costs.

         We paid finders' fees of $229,000 to Edge, LLC in connection with this transaction, and initially issued Continental Blue Limited, a placement agent, five year common stock purchase warrants to purchase an aggregate of 339,000 shares of our common stock at an exercise price of $1.55 per share as compensation for their services. As described below, these warrants have been cancelled.

         Under the terms of the agreement, as amended, we have granted the purchasers an option to put the shares of our common stock they acquired back to us at a price of $1.00 per share in the event the average price of our common stock is less than $1.00 for a period of 10 consecutive trading days during an option period commencing eight months after the effective date of the registration statement of which this prospectus is a part and extending for a period of 12 months thereafter. If exercised and not honored by us within 10 days from the receipt of the put notice, we are required to issue the purchasers a convertible promissory note with a conversion price equal to 85% of the average of the closing bid prices of our common stock for the 10 trading days prior to conversion. We initially deposited 3,242,420 ordinary shares of Langley Park owned by us which are not subject to the escrow agreement with Langley Park in a brokerage account as collateral for the put option.

         In December 2004 we entered into a Settlement Agreement with Robinson Reed Inc., First Capital Holdings International Inc., Continental Blue Limited and E-Holdings, Inc. resolving certain issues and disputes that had arisen among the parties. Under the terms of the Settlement Agreement, we issued 750,000 shares of our common stock to each of Robinson Reed and First Capital; at the request of the recipients the shares were issued in the name of Preston & Price, S.A. These shares are subject to all the obligations and rights under the Registration Rights Agreement dated August 27, 2004, as amended on November 2, 2004, except that they will not be subject to any put option. We also deposited as additional collateral provided for by the aforementioned agreements an additional 500,000 ordinary shares of Langley Park Investments owned by us to honor any put options pursuant to the above agreement. In connection with the Settlement Agreement, Continental Blue Limited agreed to rescind warrants to purchase up to 339,000 shares of our common stock previously issued to it in connection with the prior Langley Park financing. Continental Blue also agreed to forego any first refusal rights or restrictions on subsequent financings by us that Continental Blue held as a result of the common stock purchase agreement. E-Holdings will be entitled to receive a commission equal to 10% on any future financings between our company and Robinson Reed and First Capital. Finally, Robinson Reed and First Capital granted our Chief Executive Officer, Mr. Cery Perle, all voting rights with respect to the additional shares issued to Robinson Reed and First Capital. Finally, the put option was modified to provide that we cannot remove any of the shares serving as collateral from the brokerage account into which they are presently deposited without the consent of Robinson Reed and First Capital until we maintain a cash or cash equivalent balance equal to the amount necessary to satisfy the put option then outstanding.

         Under the terms of the Registration Rights Agreement we agreed to include the shares of common stock sold in this transaction, including the shares underlying the warrants, in the registration statement of which this prospectus is a part in order to provide for the public resale thereof. If we fail to meet certain deadlines, such as not filing a registration statement or if its registration is not effective within 45 days and 135 days of the final closing date, respectively, we are required to issue certain additional shares of our common stock as a penalty. The additional shares of common stock to be issued amount to approximately 45,000 per month after the failure of meeting such deadlines, until the registration statement is filed or declared effective.

         In March 2005, a representative of Robinson Reed, Inc. and First Capital Holdings International, Inc. informed us that the put option related to 2,500,000 shares had been amended in December 2004 to allow the investors to exercise their put option commencing on the effective date of the registration statement and not eight months after the registration statement became effective. We maintain that we have not agreed to the alleged amendment. We intend to vigorously defend our position in the event the investors insist that the put option commences immediately upon the effective date of the registration statement.

12.5% CONVERTIBLE PROMISSORY DEBENTURES

         On March 31, 2005 we sold $575,000 principal amount 12.5% convertible promissory notes to two accredited investors and issued these investors four year common stock purchase warrants to purchase an aggregate of 536,667 shares of our common stock in a private transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by
Section 4(2) of that act. The proceeds of these notes are being used by us for general working capital. The purchasers included Ms. Jenell Fontes, the fiancee of Cery B. Perle our CEO and President, as well as Mr. Curtis Lawler, a principal shareholder of our company. Mr. Perle disclaims beneficial ownership of the notes and underlying securities owned by Ms. Fontes. The terms of the warrants are described later in this prospectus under "Description of Securities
- Common Stock Purchase Warrants."

         The notes, which mature on March 31, 2007, pay interest on the unpaid principal amount at the rate of 12.5% per annum payable quarterly commencing with the quarter ending June 30, 2005. Interest is payable in cash or shares of our common stock valued at the average closing price for our common stock for the five trading days preceding the interest payment date. Any overdue payment of interest is then payable at the rate of 18% per annum, and interest not paid within 30 days following the end of each quarter will result in the conversion price of both the convertible subordinated promissory notes and the warrants issued in connection therewith to be reduced by 10% from the then current conversion price or exercise price, as the case may be, for each such occurrence.

         The notes are convertible at the option of the holders into shares of our common stock at a conversion price of $0.375 per share, subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. In addition in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.375 per share within two years following the date of issuance of the notes, then the conversion price of the notes will reset to such lower price. Excluded from this reset provision are any options or warrants covered by a registration statement on Form S-8 for employees, directors or consultants that are unanimously approved by our Board of Directors or any securities approved by a majority of interest of the principal amount of the notes.

                                  OUR BUSINESS
OVERVIEW

         We sell productivity tools and services to small and medium sized businesses. Our products are web-based and broadband-enabled and focus on improving remote communications and automating data archiving and storage for the non-technical owners and managers of small and medium sized businesses. Our real-time communications product offers the ability to communicate with others remotely, using text, audio, video, and Voice over Internet Protocol (VoIP) calling, as well as collaborative features such as document and application sharing, whiteboard and annotation in a virtual workspace.

         The growing adoption of broadband services, together with technology advances in web-cameras, audio codecs and operating systems has helped clear the path for real-time, rich media conferencing and collaboration across great distances. We believe that we provide an affordable approach to real-time audio and video communication via the Internet.

         Videoconferencing in its most basic form is the transmission of synchronized image (video) and speech (audio) back and forth between two or more participants in physically separate locations, simulating an exchange as if the two (or more) participants were in the same physical conversation. This is accomplished through the use of cameras (to capture and send video from your local endpoint), video displays (to display video received from remote endpoints), microphones (to capture and send audio from your local endpoint), and speakers (to play audio received from remote endpoints).

         We have developed services directed to the web-based communications, collaboration and conferencing markets. The real time communications and conferencing tools market is relatively new and growing very rapidly, as evidenced by companies such as WebEx Communications, Genesys Conferencing, Microsoft and Groove Networks. We believe that our software is unique in that it enables low cost, easy to scale document sharing and collaborative tool sets and is designed for use by small and medium sized businesses. By providing new technology in this area, paired with affordability, accessibility and ease of overall use, we believe we can be a competitive factor in this specialized business marketplace.

         There is a growing need for better ways of archiving data for legal, regulatory and compliance reasons and for occasional reference in support of ongoing business operations. Historically, businesses have relied on backup tapes for storing archived data, but this process is rare in a small or medium sized business environment. In addition, many industries, such as healthcare and financial services, are facing increased governmental regulation mandating the way in which electronic records are stored and managed. To help customers meet these growing storage challenges, we presently plan to introduce digital archiving services during the first half of fiscal 2005 as part of our new Spare Back-up product line.

OUR TARGET CUSTOMERS

         We focus on owners and executives of small to mid-size businesses that use technology to support their businesses and who also use technology to compete with larger and often more powerful businesses. Since our products and services allow non-technical users to quickly, easily and thoroughly access real-time communications, rich media conferencing and collaboration or data archiving and storage, we believe that our business is uniquely relevant to enabling small companies to succeed using technology. Our products and services also support individual business professionals working in companies of all sizes. Other unique characteristics are additional coding that enables easy to scale infrastructure and support elements. We believe that this characteristic provides a competitive advantage over other providers whose products require large investments in hardware, as well as professional installation, training and support.

OUR PRODUCTS AND SERVICES

         Our Conga family of communication and collaboration software services is designed to better meet the needs of small business users.

Communication tools within Conga include:

      o  Advanced VoIP phone calling and features;
      o  Simultaneous, integrated multi-network instant messaging;
      o  Private rich media communications;
      o  Group rich media communications;
      o  Contact lists with presence detection;
      o  Audio messaging;
      o  Integrated message center, and
      o  Ability to save and store communications.

Collaboration tools within Conga include:

      o  One-click entry to shared workspace;
      o  Whiteboard;
      o  Edit, annotate, save a shared document;
      o  On-line presentations;
      o  Application-sharing;
      o  File-sharing and storage;
      o  Printing from a remote location;
      o  Rich media conferencing, and
      o  Advanced encryption and security.

Management and integration tools within Conga include:

      o  Communication storage and retrieval;
      o  Phone book;
      o  Security controls;
      o  Calendar synchronization with Microsoft Outlook;
      o  Integration with Microsoft Office;
      o  Contacts prioritization and grouping;
      o  Rich media device detection;
      o  Remote desktop; and
      o  Instant Invite.

         The monthly fees we charge our customers for Conga are $10.00 to $30.00 per two users.

         Prior to Conga, we sold our software applications under the GRC family of products, which had similar features and functionalities and for which we generated monthly subscriptions ranging from $80 to $180. Our revenues from the GRC family of products generated revenues of approximately $10,000 during 2004.

         We launched our Spare Back-up product line in March 2005. Spare, a remove backup service designed and developed especially for the small office or home environment, automatically and efficiently backs up all data on selected laptop or desktop computers. As a result, we believe small companies can ensure file safety in PCs and laptops for backup and retrieval. Spare offers:

      o An automatic program installation that requires absolutely no user interaction to configure backups,
      o  Complete backups for all for all registry settings in every directory,
      o No complicated file selection - Spare scans the user's computer and backs up:
      o All contacts, email messages and attachments, address book, folders and contents, signature files from Outlook, and Outlook Express
      o  Word, Excel, PowerPoint files, templates and settings from MS Office
      o My Documents, My Music, My Pictures, Quicken, QuickBooks, MS Money, Turbo Tax and Tax Cut
      o  All desktop files,
      o  Simple, fast data recovery,
      o  Reports sent automatically to users via e-mail and available in Spare,
      o  Redundant file support - select a restore from the last 10 backups,
      o  Online file retrieval from any Internet connection - using Spare Key,
      o Three levels of encryption - SSL with Verisign authenticity certificates, Blowfish with private key, AES 256 block cipher with unique user key, and
      o Decryption protected by Spare Key in the user's computer and with broker so complete loss of the computer is not a problem.

         An overview of customer benefits includes:

      o Ease-of-use - Spare provides fast, easy and fully automated data protection. Users benefit from automated data file selection, which distinguishes user data files from operating system and application files. As a result, users do not have to remember where all of their data files are stored. Spare also ensures that open files are protected, and allows users to retrieve multiple past versions of a file, not just the most recently backed-up version.

      o Impenetrable Security and Protection of Corporate Data - Spare ensures that all data is encrypted with advanced 448-bit encryption on the user's machine using a user provided "key" or password. The data is encrypted a second time using SSL, or secure sockets layer, while it is being transmitted and a third time before it is stored on the RAID, or redundant array of independent disc, servers using a strong private key.

      o SSL Support - SSL based protocol enhancements to address security parameters during: registration, upgrade, backup and retrieve.

         The monthly subscription fee ^for Spare will start at $15.97 for two gigabytes of space. Additional storage units of two gigabytes each cost an additional $10.97 per month.

HOW WE MARKET OUR PRODUCTS AND SERVICES

         Our products are sold direct to the customer via online distribution. Users may try our products and services at no cost for a limited trial period by downloading our software. In addition, we will seek to establish a network of affiliates that will also distribute our products online, as well as a partnership network that will promote and/or resell our products. The primary focus of our partnership efforts will be with key original equipment manufacturers (OEM) and telecommunications service providers.

         Our marketing supports our sales efforts. In addition, we believe that attracting users to our Spare Back-up product line will allow us to cross-sell Conga to this potential customer base. During the second quarter of fiscal 2005 we anticipate that we will test market Spare in a direct response television campaign promoting both its features and the branding of our company as a precursor to the launch of a national advertising campaign. Based upon the results of the direct marketing campaign, our marketing plan presently provides that we will then advertise Spare nationally, as well as to specific vertical business types within the small and medium sized sectors. We cannot presently anticipate the exact cost of this national campaign if we decide to launch the advertising, but our present estimate is between $100,000 and $1.0 million.

CUSTOMER SUPPORT

         We provide our tier 1 and tier 2 support for our services. Our tier 1 customer support provides initial call resolution and direct linking capabilities to our tier 2 customer support. Tier 2 customer support is managed by an internal group of specialists who are co-located within our Network Operation Center and software development headquarters in Phoenix. Co-location with the software development group allows for the resolution of highly specific technical issues as well as identification of potential application flaws.

TECHNOLOGY

         Our products use a sophisticated combination of software and networking to deliver rich content from one person's desktop to other users across the Internet. Our networking components currently support:

         * real-time audio at an average of twice the quality of a typical cell phone call;
         *  high resolution video;
         *  application sharing;
         *  remote desktop access;
         *  remote printing;
         *  scheduling; and
         *  a collaborative whiteboard.

         The networking systems used by us were designed to use outbound Internet connections for all communications, thus allowing many users who are behind a firewall access to collaboration services not available from peer to peer software. We can expand our network capacity quickly and with highly predicable costs.

         We outsource our hosting services and utilize high-end RedHat Linux severs, hosted worldwide, as well as proprietary networking protocols. This provides a highly available network that can scale rapidly using off the shelf hardware. These systems are fully redundant and we anticipate our reliability at 99.5%.

         Our business will suffer if our systems fail or our third-party facilities become unavailable. A reduction in the performance, reliability and availability of our systems and network infrastructure may harm our ability to distribute our products and services to our customers and other users, as well as harm our reputation and ability to attract and retain customers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by, outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. If for some reason we should not have redundancy in our facilities, any damage or destruction to our systems would significantly harm our business. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, "denial of service" attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, Web sites and network communications which are beyond our control. This could lead to slower response times or system failures.

         Our computer and communications infrastructure is located at a single leased facility in Arizona. The infrastructure here is not fully redundant and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

COMPETITION

         The market for online backup, as well as real time communications and rich media conferencing and collaboration products and services is extremely competitive. Competitive factors include pricing, the number and range of tools, ease of integration, and ease of use. Conga competes with providers of teleconferencing and videoconferencing services, such as WebEx, Microsoft (NetMeeting), Intercall, First Virtual Communications, and Raindance Communications, and collaboration tools and services, including Groove from Groove Networks. Additionally, there are a number of companies that provide outsourced digital media services. As the multimedia broadcast market continues to develop, we expect to see increased competition from traditional telecommunication service providers or resellers of those services. There are also a number of providers of products such as ours at the enterprise level of "broadcast" capability. There are also a number of providers that offer basic peer to peer communications /conferencing for small office/home office and business professionals. As we move up the scale of product capability to higher integration and increased number of collaboration features, there are fewer providers who support the small office/home office and small and medium business community. Our Spare Back-up product line will compete with a number of companies offering competitive remote back-up services, included Connected.com, an Iron Mountain subsidiary, NovaStor and First Backup, as well as local back-up devices such as external drives and media.

         Other than major companies which support large enterprises in the conferencing market, most of our current competitors distribute their products online with an e-commerce option from their sites; and these companies also offer several basic ways to contact their sales or customer service departments. Most of our competitors use small direct forces and affiliate and reseller programs to market their products, and a few of our competitors also offer strategic partnerships arrangements. Based upon our review, none of our competitors actively market to small and medium sized businesses exclusively. We believe, however, that the utilization of this type of marketing approach may become a distinguishing factor for the success of future providers such as our company.

         Because the barriers to entry in the market are relatively low and the potential market is large, however, we expect continued growth in existing competitors and the entrance of new competitors in the future. Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do. As a result, these companies may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their competing products and services.

INTELLECTUAL PROPERTY

         Our intellectual property is critical to our business, and we may seek to protect our intellectual property through copyrights, trademarks, patents, trade secrets, confidentiality provisions in our customer, supplier, potential investors, and strategic relationship agreements, nondisclosure agreements with third parties, and invention assignment agreements with our employees and contractors, although we do not execute such agreements in every case. Our protection efforts may prove to be unsuccessful, and unauthorized parties may copy or infringe upon aspects of our technology, services or other intellectual property rights. In addition, these parties may develop similar technology independently. Existing trade secret, copyright and trademark laws offer only limited protection and may not be available in every country in which we will offer our services.

         We are currently preparing the documentation to file patents for our network architecture. We are also exploring our abilities to file for patents to include living document functions. The applications we plan to file may fail to result in any patents being issued. Even if one or more of these patents are issued, any patent claims allowed may not be sufficiently broad to protect our technology. In addition, any patents may be challenged, invalidated or circumvented and any right granted thereunder may not provide meaningful protection to us. The failure of any patents may not provide meaningful protection to us. The failure of any patent to provide protection for our technology would make it easier for other companies or individuals to develop and market similar systems and services without infringing any of our intellectual property rights.

GOVERNMENT REGULATION

         Although there are currently relatively few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as limitations on the use of mass-delivered e-mails, broadcast license fees, copyrights, privacy, pricing, sales taxes and the characteristics and quality of Internet services. The adoption of restrictive laws or regulations could slow Internet growth. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations (including laws and regulations governing issues such as property ownership, taxation, defamation and personal injury), will not expose us to significant liabilities, slow Internet growth or otherwise hurt us financially.

         We believe our web conferencing service is not subject to regulation by the Federal Communications Commission or any state public service commission because the services integrate traditional voice teleconferencing and added value Internet services. The FCC and state public service commissions, however, may require us to submit to traditional telecommunications carrier regulations for our web conferencing service under the Communications Act of 1934, as amended, and various state laws or regulations as a provider of telecommunications services. If the FCC or any state public service commission seeks to enforce any of these laws or regulations against us, we could be prohibited from providing the voice aspect of our web conferencing service until we have obtained various federal and state licenses and filed tariffs. We believe we would be able to obtain those licenses, although in some states, doing so could significantly delay our ability to provide services. We also would be required to comply with other aspects of federal and state laws and regulations. Subjecting our web conferencing service to these laws and regulations would increase our operating costs, could require restructuring of those services to charge separately for the voice and Internet components, and would involve on-going reporting and other compliance obligations. We also might be subject to fines or forfeitures and civil or criminal penalties for non-compliance.

         The Investment Company Act of 1940 restricts the operations of companies that are deemed to be "investment companies." As a result of the transaction with Langley Park which is described elsewhere in this prospectus, at December 31, 2004 a significant portion of our assets were classified as "restricted investment in equity securities." Prior to entering into the transaction with Langley Park our board of directors passed a resolution affirmatively stating that we do not intend to become an investment company and thereby be subject to the Investment Company Act of 1940. Because these securities are subject to escrow agreements which prohibit us from disposing of them, notwithstanding the requirement under generally accepted accounting principles that the value of the securities be represented as an asset on our balance sheet, this asset is presently illiquid and we do not consider it a marketable security. As a result, we do not believe that we will be deemed to be an "investment company" by virtue of this transaction. If, however, we should inadvertently become subject to the Investment Company Act of 1940 and if we should fail to comply with the requirements of that act, we would be prohibited from engaging in business or selling our securities, and could be subject to civil and criminal actions for doing so. Any failure to comply with the Investment Company Act would therefore seriously harm our business.

EMPLOYEES

         As of December 31, 2004, we had 19 full-time employees, including all of our executive officers. None of our employees are covered by collective bargaining agreements, and we believe our relationships with our employees to be good.

OUR HISTORY

         We were incorporated in Delaware on December 27, 1999 under the name First Philadelphia Capital Corp. to serve as a vehicle to effect a merger, exchange of common stock, asset acquisition or other business combination with domestic or foreign private business. On October 30, 2000, we completed a business combination with Conservation Anglers Manufacturing, Inc., a real estate holding and development company that was originally organized in Florida on February 7, 2000. The combination was a stock-for-stock merger that was accounted for as a "pooling-of-interests". In connection with the merger, we issued 235,000 shares of our common stock in exchange for all the outstanding stock of Conservation Anglers Manufacturing, Inc. In January 2001 we changed our name to Newport International Group, Inc. to better reflect and describe our then current strategic direction.

         As a result of the transaction with Conservation Anglers Manufacturing, Inc. we became a real estate holding company that intended to specialize in large-scale commercial, industrial and residential mixed-use property development. At the time of the transaction with Conservation Anglers Manufacturing, Inc. we did not own any real estate and our activities were limited to securing acquisition financing for a projects that we proposed to acquire and develop.

         In November 2000, Mr. Soloman Lam, our then president and CEO, executed certain land contracts to purchase approximately 3,300 acres of land for a total of $11,389,600 which we intended to develop in the future. These contracts were due to close on September 1, 2001, but were extended to March 1, 2002 at the sellers' request. Mr. Lam personally deposited $180,000 into escrow pending closing and we had agreed to reimburse him when he assigned the contracts to us. On February 12, 2002, the land contracts were cancelled and the $180,000 deposit was returned to Mr. Lam. Simultaneously, on February 12, 2002, Mr. Lam executed a new land contract to purchase approximately 2,300 acres of land for $15,000,000. We deposited $10,000 in escrow pending closing on April 30, 2002. The closing on this contract was subsequently extended until July 29, 2002 and as consideration we released the $10,000 to the seller that was in escrow. Subsequently, the closing was again extended to September 30, 2002, in consideration for a $25,000 non-refundable deposit. The closing was again extended to December 30, 2002, then to March 31, 2003, then to July 31, 2003, then to October 30, 2003, and subsequently to January 30, 2004, with no additional deposit required. The check representing the $25,000 deposit was never negotiated and in December 2003 it was voided. We do not intend to proceed with this project. We have forfeited the $10,000 deposit and all rights and obligations of this project have been assigned by us to Newport International Group, Inc., a Florida corporation formerly known as Clinda Development Corporation, a company affiliated with Mr. Clint Beckwith, a former officer and director of our company.

         In December 2001, Mr. Lam entered into purchase contracts to acquire 45 acres of vacant land, representing nine lots, in Wellington, Florida for a total purchase price of $470,000. In April 2002, Mr. Lam closed on two of the nine lots and in May 2002, closed on a third lot. The remaining six lots were to be purchased when and if financing becomes available. Mr. Lam agreed to transfer the vacant land to us in exchange for a purchase price equal to cost. Deposits totaling $15,000 were paid by us in 2002 in conjunction with this land. The lots were never transferred to us, the $15,000 became a receivable from Mr. Lam and in December 2003 was expensed as an addition to our additional paid-in capital.

         On February 6, 2004, we closed an Agreement and Plan of Merger with Grass Roots Communications Inc., a Delaware corporation. Grass Roots was a development stage company incorporated in Delaware in June 2002 initially to create, produce, deliver and track targeted multimedia communications over the Internet. Under the terms of this agreement, Grass Roots became our wholly-owned subsidiary. At the effective time of the merger, the stockholders of Grass Roots exchanged their securities for approximately 12,300,000 shares of our common stock, representing approximately 93% of our common stock. Contemporaneous with this transaction, Grass Roots' President and Chief Executive Officer, Mr. Cery
B. Perle, was elected as a member of our Board of Directors and appointed CEO, and Mr. Lam resigned his positions with our company. Mr. Richard Galterio, the other member of our Board of Directors before the transaction remained as a director, and Mr. Edward L. Hagan, Secretary of Grass Roots, was appointed our secretary. Mr. Perle, the principal stockholder of Grass Roots, and members of his family/household received an aggregate of 46% of our shares of common stock as a result of the exchange upon the merger.

         Prior to our acquisition of Grass Roots, on January 6, 2003, Grass Roots entered into a stock purchase agreement, with Ms. Esther Jill Pinsker and Mr. Jan Johannes Dekkers, as amended on January 24, 2003, to purchase all of the issued and outstanding capital stock of FocusFocus.com, Inc. for a purchase price of $1,710,000. Under the terms of the agreement, $150,000 of the purchase price was to be paid by the closing date and the remaining $1,560,000 was to be paid in monthly installments of $30,000 plus accrued interest with the remaining balance due on the 13th month after the closing date. FocusFocus provided private, web page-based video and audio communications services, e-conferencing, collaborative document preparation and revisions and chat services in a real time, web-based environment. After Grass Roots' acquisition of FocusFocus, it restructured its product and service offerings and combined its operations with FocusFocus' web-based conference and collaboration tools.

         Under the terms of this agreement, Grass Roots has paid the sellers $250,000. By letter dated May 2, 2003 counsel for the sellers advised Grass Roots that it was in breach of the agreement and promissory notes for failing to make scheduled monthly payments. By letter dated May 16, 2003, counsel for the sellers gave notice that they would sell the assets of FocusFocus.com Inc. to the highest bidder at a public auction on May 30, 2003. By letter dated May 22,2003, counsel for Grass Roots notified counsel for the sellers that Grass Roots was prepared to return to all of the assets of FocusFocus.com, Inc. to the sellers. Grass Roots subsequently returned those assets, which included patent applications, software applications, programs, code and related materials. The promissory notes from Grass Roots to sellers provide that notwithstanding the acceleration clause, upon an event of default (as defined in the agreement) that is not cured within the prescribed time, that the shares of FocusFocus.com, Inc. and the assets of it acquired by Grass Roots will revert back to the sellers, the promissory notes would be terminated and be of no further force and effect and all remaining sums due thereunder would be cancelled.

         In addition to the stock purchase agreement, at the time of the transaction Grass Roots entered into three-month consulting agreements with each of the sellers obligating them to perform certain consulting services to Grass Roots in exchange for Grass Roots granting each of them options to purchase 500,000 shares of Grass Roots' common stock at an exercise price of $.01 per share. These options were exchanged for like options in our company.

         In December 2004, we received a letter from counsel for the former owners of FocusFocus requesting that we ceased to state in our public filings that they did not perform under the aforementioned consulting agreements and have also requested to receive the initial 500,000 stock options.

         To date, while no litigation has been filed, the parties have attempted unsuccessfully to resolve their differences. In the event the parties are unable to resolve their differences, litigation may result. In that event, Grass Roots will take the position that it has returned all of the FocusFocus.com, Inc. assets to the sellers and owes nothing under the stock purchase and related agreements and it is likely that the sellers will take the position that they are owed the remaining balance under the promissory notes and the right to purchase 1,000,000 shares of Grass Roots' common stock for $.01 per share.

         In September 2004 we executed a non-binding letter of intent to purchase the assets and assume certain liabilities of MM Internet, Inc., an Internet service provider located in the Los Angeles metropolitan area. Under the contemplated terms of the transaction, we were to acquire all tangible and intangible assets of company and assume certain liabilities, including the liability of one vendor, up to $100,000. The anticipated purchase price for the assets was $250,000 and 405,405 shares of our common stock. In January 2005 we announced that we had terminated negotiations on this pending transaction as we were unable to reach acceptable terms.

         In November 2004 we executed a non-binding letter of intent to purchase the intangible assets of an Internet provider located in the South Florida area. Under the contemplated terms of the transaction, the purchase price for such assets amounts to $350,000 and approximately 175,000 shares of our common stock. We terminated negotiations on this proposed transactions as we were unable to reach acceptable terms.

PROPERTY

         Our executive offices are located at 73-061 El Paseo, Suites 202 and 205, Palm Desert, California 92211. We lease this approximate 4,000 square foot space which houses all of our executive and administrative personnel for approximately $62,000 annually, plus our pro-rata share of common area expenses. Our lease for this space expires on March 31, 2009. We believe this facility will meet our operational needs for the foreseeable future. If we need additional space for our hosting and data center operations, we believe we will be able to obtain it on commercially reasonable terms.

         We lease an office in an office building at 2501 West Behrend Drive, Phoenix, Arizona 85027. This space is approximately 4,150 square feet and houses our servers for our hosting and data center operations and our technical personnel. Our lease for this space provides for annual rental of approximately $31,000 and expires on June 2007. We believe this facility will meet our operational needs for the foreseeable future. If we need additional space for our hosting and data center operations, we believe we will be able to obtain it on commercially reasonable terms.

         We also lease an office in an office building at 1150 Main Street, Suite C, Irvine, California 92614 which previously served as our data operation center. Our lease for this space provides for annual base rental of $37,800 through December 2004, escalating to $39,313 in January 2005. The lease expires on December 31, 2005. In August 2003, we sub-leased this space to an unaffiliated third party under a sub-lease which provides for annual rental of $ 37,800 and expires in December 2005.

LEGAL PROCEEDINGS

         We are not a party to any pending litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         NAME                  AGE      POSITIONS

         Cery B. Perle         43       President, CEO and Chairman of the Board
         Edward L. Hagan       33       Secretary and director
         Richard Galterio      41       Director

         Cery B. Perle. Mr. Perle has served as our President, CEO and Chairman since February 2004. Mr. Perle co-founded Grass Roots in June of 2002. Mr. Perle has experience in numerous start-up ventures. A primary focus of Mr. Perle's experience has been on the sales and marketing of innovative ideas and products. Prior to Grass Roots, from 2001 to 2002, he was director of Crystal Consulting Group, a business-consulting firm. From 2000 to 2001, he was engaged as a consultant to Rxalternative.com, an alternative healthcare web site. From 1994 to 1998, he was President and Chief Executive Officer of Waldron & Co., a California-based registered broker-dealer, where he established four branch offices in addition to the West Coast based corporate office of the investment firm.

         In September 1998, the Securities and Exchange Commission commenced a civil action against Mr. Perle and Waldron & Co., a broker-dealer registered with the Commission. The civil action alleged that Mr. Perle and Waldron artificially raised the market price of Shopping.com, an Internet retailer whose initial public offering was underwritten by Waldron & Co. In February 1999, the United States District Court for the Central District of California, acting upon the Commission's allegations, entered a permanent injunction against Mr. Perle, enjoining him from violating Section 17(a) of the Securities Act of 1933 and Sections 10(b) and 15(c)(1) of the Securities Exchange Act of 1934 and Rules 10b-5 and 15cl-2 thereunder, and required Mr. Perle to pay a $110,000 civil penalty. As a result of the February 1999 injunction, in October 1999, Mr. Perle was barred from association with any broker-dealer. In June 2001, Mr. Perle was barred by the National Association of Securities Dealers, Inc. from any association with any NASD member in any capacity. The sanction was based upon findings that Mr. Perle received $30,000 of checks from customers for the purchase of Shopping.com IPO stock prior to the IPO registration statement being declared effective by the Commission. In April 1998, a class action lawsuit was filed against Shopping.com, Mr. Perle and Waldron in the United States District Court for the Central District of California. Mr. Perle filed for personal bankruptcy in 2001 for which a final decree was granted in March 2002. In January 2001 the U.S. Department of Labor brought an action against Waldron & Co. and Mr. Perle in the U.S. District Court for the Central District of California for violations of the Employee Retirement Income Security Act of 1974 (ERISA) alleging that violations of ERISA occurred when Waldron & Co. and Mr. Perle failed to forward contributions of approximately $50,000 withheld from employee paychecks to Waldron & Co.'s 401(k) Plan. Among other relief's, the suit sought to permanently bar Mr. Perle from serving as a fiduciary of or service provider to any plan covered by ERISA. Although Mr. Perle was never formally notified of the outcome of the action, he has assumed that such an order was issued.

         Edward L. Hagan. Mr. Hagan has been a member of our Board of Directors and our Secretary since February 2004. Mr. Hagan co-founded Grass Roots in June 2002 and has been a director and secretary of that company since inception, and served as Chief Financial Officer from inception through September 2, 2002. Since 1990, he has owned and managed Hagan Farms Partnership, a commercial agricultural company.

         Richard Galterio. Mr. Galterio has been a member of our Board of Directors since July 2003. Since October 1998 he has been Managing Director of Private Equity for vFinance, Inc., an investment banking firm which is a member of the NASD, a position he had held since the acquisition in September 1998 by vFinance, Inc. of First Level Capital, a NASD member firm which he co-founded in 1998. Mr. Galterio is also a member of the Board of Directors of ResQnet. During his tenure at First Level Capital, Mr. Galterio served as Compliance and Operations Director. Mr. Galterio was employed by Commonwealth Associates, an NASD member firm, from 1991 to 1998, initially in the capacity as a registered representative (1991 to 1993) and then as Managing Director (1994 to 1998) where his responsibilities included branch management and compliance. From 1986 to 1991 Mr. Galterio was Director of Research for Barry Leeds and Associates, a firm specializing in sales tracking research for the banking industry. Mr. Galterio received a B.S. in Business Management with honors from Villanova University. Mr. Galterio holds Series 27, 7 and 55 licenses from the NASD.

DIRECTOR COMPENSATION

         Members of our Board of Directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

         Our Board of Directors has not established any committees, including an Audit Committee or a Nominating Committee. The functions of those committees are being undertaken by the entire board as a whole. No member of our board is a financial expert. As we expand our board in the future we will seek to add one or more members who are financial experts, as well as establishing an Audit Committee and a Compensation Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

         We have adopted a Code of Business Conduct and Ethics to provide guiding principles to all of our employees. Our Code of Business Conduct and Ethics does not cover every issue that may arise, but it sets out basic principles to guide our employees and provides that all of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Any employee which violates our Code of Business Conduct and Ethics will be subject to disciplinary action, up to an including termination of his or her employment. Generally, our Code of Business Conduct and Ethics provides guidelines regarding:

         *  compliance with laws, rules and regulations,
         *  conflicts of interest,
         *  insider trading,
         *  corporate opportunities,
         *  competition and fair dealing,
         *  discrimination and harassment,
         *  health and safety,
         *  record keeping,
         *  confidentiality,
         *  protection and proper use of company assets,
         *  payments to government personnel,
         *  waivers of the Code of Business Conduct and Ethics,
         *  reporting any illegal or unethical behavior, and
         *  compliance procedures.

         In addition, we have also adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers. In addition to our Code of Business Conduct and Ethics, our CEO and senior financial officers are also subject to specific policies regarding:

         *  disclosures made in our filings with the SEC,
         * deficiencies in internal controls or fraud involving management or other employees who have a significant role in our financial reporting, disclosure or internal controls,
         *  conflicts of interests, and
         * knowledge of material violations of securities or other laws, rules or regulations to which we are subject.

EMPLOYMENT AGREEMENTS

         On January 1, 2003 we entered into a two year employment agreement with Mr. Cery B. Perle to serve as our president. The agreement automatically renews for an additional two year term upon its expiration, with an 10% increase in his base salary. Under the terms of this agreement, we pay Mr. Perle an annual base salary of $218,000. We granted him an option to purchase 2,000,000 shares of our common stock at an exercise price of $0.01 per share as additional compensation. This option vests ratably over the two year term of the agreement. The agreement also provides for an automobile allowance of $1,200 per month, paid vacation, fringe benefits commensurate with his duties and responsibilities and benefits in the event of disability as well as containing certain non-disclosure and non-competition provisions. Under the terms of the agreement, we may terminate Mr. Perle's employment either with or without cause. If the agreement is terminated by us without good cause, or by Mr. Perle with cause, we would be obligated to pay him his base salary though the end of the term of the agreement, continue his benefits through the end of the term and all options would continue to vest during the remaining period of the term. To the extent that Mr. Perle is terminated for cause, or he voluntarily resigns, no severance benefits will be paid.

EXECUTIVE COMPENSATION

                                CASH COMPENSATION

         The following table summarizes all compensation recorded by us in each of the last three fiscal years for our Chief Executive Officer and each other executive officers serving as such (the "Named Executive Officers") whose annual compensation exceeded $100,000.

                                    ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                              -------------------------------   -------------------------------------------------
                                                                         AWARDS                  PAYOUTS
                                                                ------------------------   ----------------------
                                                 OTHER ANNUAL   RESTRICTED   SECURITIES               ALL OTHER
NAME AND PRINCIPAL   FISCAL    SALARY    BONUS   COMPENSATION     STOCK      UNDERLYING     LTIP     COMPENSATION
POSITION              YEAR      ($)       ($)         ($)       AWARDS ($)   OPTIONS (#)   PAYOUTS       ($)
------------------   ------   --------   -----   ------------   ----------   -----------   -------   ------------
Cery B. Perle,        2004    $221,500    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
President, CEO,       2003        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
Director (1)          2002        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-

Solomon Lam (2)       2004        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
                      2003        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
                      2002    $125,000    $-0-        $-0-         $-0-          -0-         $-0-        $-0-

Clint Beckwith        2004        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
                      2003         (3)    $-0-        $-0-         $-0-          -0-         $-0-        $-0-
                      2002        $-0-    $-0-        $-0-         $-0-          -0-         $-0-        $-0-

(1) Mr. Perle has served as our president and CEO since February 2004.

(2) Mr. Lam served as our president from 2000 until February 2004. During fiscal 2002 we accrued approximately $97,000 of compensation to Mr. Lam. In December 2003 he relinquished all rights to any amounts due him. We reversed this accrued but unpaid compensation to additional paid-in capital.

(3) In February 2003 we issued Mr. Beckwith, our Vice President of Public Relations and a member of our Board of Directors, 90,000 shares of our common stock as compensation for his services for the period of April 2000 through December 2003 and as repayment to a loan to us in the amount of $60,000. We valued these shares at $360,000, of which $216,400 was applicable to compensation. Of the amount accrued for fiscal 2002, approximately $47,600 was reversed to additional paid-in capital during fiscal 2003.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of options made during fiscal 2004 to the Named Executive Officers.

                                     % OF TOTAL
                NUMBER OF SHARES     OPTIONS GRANTED   EXERCISE OR
                UNDERLYING OPTIONS   TO EMPLOYEES IN   BASE PRICE    EXPRIRATION
 NAME           GRANTED (#)          FISCAL YEAR       ($/SH)        DATE
 -------------  ------------------   ---------------   -----------   -----------

 Cery B. Perle           0                 n/a             n/a           n/a

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES
                                         NO. OF SECURITIES
                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                 SHARES                     OPTIONS AT           IN-THE-MONEY OPTIONS AT
                ACQUIRED                DECEMBER 31, 2004           DECEMBER 31, 2004
                   ON      VALUE    --------------------------  --------------------------
 NAME           EXERCISE  REALIZED  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
 -------------  --------  --------  -----------  -------------  -----------  -------------
 Cery B. Perle      0       n/a          0             0             0             0


2002 STOCK PLAN

         On August 9, 2002, our board of directors authorized, and holders of a majority of our outstanding common stock approved and adopted, our 2002 Stock Plan covering 1,000,000 shares of common stock. On April 20, 2004, the plan was amended to increase the number of shares covered by the plan to 12,000,000 shares to accommodate grants previously provided under the Grass Roots Communications, Inc. compensation program.

         The purpose of the plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. Our board of directors, or a committee of the board, will administer the Plan including, without limitation, the selection of the persons who will be awarded stock grants and granted options, the type of options to be granted, the number of shares subject to each option and the exercise price.

         Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock amounts may also be issued. Any incentive option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each plan option and the manner in which it may be exercised is determined by the board of directors or the committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.

Eligibility

         Our officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the plan. Only our employees are eligible to receive incentive options.

Administration

         The plan will be administered by our board of directors or an underlying committee. The board of directors or the committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the board of directors or committee.

Shares Subject to Awards

         We have currently reserved 12,000,000 of our authorized but unissued shares of common stock for issuance under the plan, and a maximum of 12,000,000 shares may be issued, unless the plan is subsequently amended, subject to adjustment in the event of certain changes in our capitalization, without further action by our board of directors and stockholders, as required. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by us for other purposes.

         The plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the board of directors may declare that each option granted under the Plan shall terminate as of a date to be fixed by the board of directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.

Terms of Exercise

         The plan provides that the options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified by the committee or by the board of directors.

         The plan provides that, with respect to incentive stock options, the aggregate fair market value (determined as of the time the option is granted) of the shares of common stock, with respect to which incentive stock options are first exercisable by any option holder during any calendar year shall not exceed $100,000.

Exercise Price

         The purchase price for shares subject to incentive stock options must be at least 100% of the fair market value of our common stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an incentive option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns, within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986, at the time the incentive option is granted, shares possessing more than 10% of the total combined voting power of all classes of our outstanding shares. The plan provides that fair market value shall be determined by the board of directors or the committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to us in monetary terms.

         The exercise price of non-qualified options shall be determined by the board of directors or the committee, but shall not be less than the par value of our common stock on the date the option is granted.

         The per share purchase price of shares issuable upon exercise of a plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the plan.

Manner of Exercise

         Plan options are exercisable by delivery of written notice to us stating the number of shares with respect to which the option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the shares issued through exercise of the related options, shares of common stock or in such other form or combination of forms which shall be acceptable to the board of directors or the committee, provided that any loan or guarantee by us of the purchase price may only be made upon resolution of the board of directors or committee that such loan or guarantee is reasonably expected to benefit us.

Option Period

         All incentive stock options shall expire on or before the tenth anniversary of the date the option is granted except as limited above. However, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options shall expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

Termination

         All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee shall die while our employee or within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

         In the event of termination of employment because of death while an employee or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier.

         If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier.

         If an optionee's employment shall terminate for any reason other than death or disability, optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate.

         If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment.

         If an optionee's employment with us is terminated for any reason whatsoever, and within three months after the date thereof optionee either (i) accepts employment with any competitor of, or otherwise engages in competition with us, or (ii) discloses to anyone outside our company or uses any confidential information or material of our company in violation of our policies or any agreement between the optionee and our company, the committee, in its sole discretion, may terminate any outstanding stock option and may require optionee to return to us the economic value of any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee's employment with us is terminated.

         The committee may, if an optionee's employment with us is terminated for cause, annul any award granted under this plan to such employee and, in such event, the committee, in its sole discretion, may require optionee to return to us the economic value any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee's employment with us is terminated.

Modification and Termination of Plan

         The board of directors or committee may amend, suspend or terminate the plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the plan. Further, no amendment to this plan which has the effect of (a) increasing the aggregate number of shares subject to this plan (except for adjustments due to changes in our capitalization), or (b) changing the definition of "Eligible Person" under the plan, may be effective unless and until approved by our stockholders in the same manner as approval of this plan is required. Any such termination of the plan shall not affect the validity of any stock grants or options previously granted thereunder. Unless the plan shall theretofore have been suspended or terminated by the board of directors, the plan will terminate on August 9, 2012.

LIMITATION ON LIABILITY

         Under our certificate of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

      o  a breach of the director's duty of loyalty to us or our stockholders;

      o acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

      o  a transaction from which our director received an improper benefit; or

      o an act or omission for which the liability of a director is expressly provided under Delaware law.

         In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Delaware law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

         Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From time to time we made advances to and received advances from Mr. Soloman Lam, our former CEO and member of our board of directors. Advances made to us generally were due on demand, did not pay any interest, and were used by us for working capital. At December 31, 2003, we transferred certain assets to Mr. Lam related to real estate interests and he assumed certain related liabilities. As a result, we held a advance due from Mr. Lam of $100,500. In December 2003 we wrote off this amount as an addition to our additional paid-in capital.

         In 2001 Mr. Lam was given a $25,830 advance against salary due in 2002 and in 2002 additional salary to him of $97,000 was accrued. In December 2003 Mr. Lam agreed to relinquish all rights to this accrued but unpaid salary. In December 2003 we reversed these liabilities on our financial statements as an addition to our additional paid-in capital.

         In fiscal 2003 Mr. Clint Beckwith, our then Vice President of Public Relations and a member of our Board of Directors, advanced us $60,000 which we used for working capital. In fiscal 2003 we issued Mr. Beckwith 90,000 shares of our common stock, valued at $360,000, as compensation for his services and as repayment of such advance. Of the $360,000, approximately $216,400 was applicable to compensation. Additionally, in December 2003 we assigned a corporation which is an affiliate of Mr. Beckwith all rights and obligations we held for certain land contracts. In connection with this assignment, we forfeited a $10,000 deposit we had paid on these contracts in 2002 and we issued him an additional 10,000 shares of our common stock in settlement of any disputes with our company.

         In December 2001, Mr. Lam entered into purchase contracts to acquire 45 acres of vacant land, for a total purchase price of $470,000. In April 2002, Mr. Lam closed on two of the nine lots and in May 2002, closed on a third lot. The remaining six lots were to be purchased when and if financing became available. Mr. Lam had agreed to transfer the vacant land to us in exchange for a purchase price equal to cost. Deposits totaling $15,000 were paid by us in 2002 in conjunction with this land. The lots were never transferred to us and the $15,000 became a receivable to us from Mr. Lam . In December 2003 this receivable was expensed as an addition to our additional paid-in capital.

         During fiscal 2003, we advanced $23,400 to Mr. Cery B. Perle, our president, and during fiscal 2004 we paid $113,054 of personal expenses on his behalf. These amounts, which were advanced to Mr. Perle or paid on his behalf when Grass Roots was a privately held company, were repaid in full by Mr. Perle prior to December 31, 2004.

         Mr. Rich Galterio, a member of our Board of Directors, is employed by vFinance, Inc., an affiliate of vFinance Investments, Inc. vFinance Investments, Inc. has acted as placement agent for us in two private placements as descried earlier in this prospectus under "Management's Discussion and Analysis or Plan of Operation - Capital Raising Transactions."

         As described earlier in this prospectus, on March 31, 2005 we sold $575,000 principal amount 12.5% convertible promissory notes to two accredited investors and issued these investors four year common stock purchase warrants to purchase an aggregate of 536,667 shares of our common stock in a private transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(2) of that act. The purchasers included Ms. Jenell Fontes, the fiancee of Cery B. Perle our CEO and President, as well as Mr. Curtis Lawler, a principal shareholder of our company. Mr. Perle disclaims beneficial ownership of the notes and underlying securities owned by Ms. Fontes.

                             PRINCIPAL STOCKHOLDERS

         At April 30, 2005 we had 26,987,304 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of April 30, 2005 by:

      o each person known by us to be the beneficial owner of more than 5% of our common stock;
      o  each of our directors;
      o  each of our executive officers; and
      o  our executive officers, directors and director nominees as a group.

         Unless otherwise indicated, the business address of each person listed is in care of 73061 El Paso, Suite 202, Palm Desert, California 92260. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

 Name and Address                 Number of Shares              Percentage
 Of Beneficial Owner              Beneficially Owned            Outstanding
 -------------------              ------------------            -----------

 Cery B. Perle (1)(7)                 7,103,000                    25.8%

 Edward L. Hagan (2)                  1,725,000                     6.5%

 Richard Galterio (3)                   210,000                       *

 All officers and directors
 as a group (three persons)
 (1)(2)(3)(7)                         9,038,000                    32.6%

 First Capital Holdings
 International, Inc. (4)              2,589,470                     9.7%

 Langley Park Investment
 Trust PLC (5)                        5,882,352                    22.2%

 Robinson Reed, Inc. (6)              2,589,470                     9.7%

 Preston & Price, S.A. (7)            1,500,000                     5.7%

 Jenell Del Rio (Fontes) (8)          2,490,000                     8.9%

 Curtis Lawler (9)                    2,121,666                     7.7%

*  represents less than 1%

(1) The number of shares beneficially owned by Mr. Perle includes:

         * 436,500 shares held in trust for his minor children,

         * 1,500,000 shares of common stock held by Preston & Price, S.A., over which Mr. Perle can exercise voting rights. See footnote 7 below, and

         * options to purchase 1,000,000 shares of common stock with an exercise price of $0.02 per share held by Mr. Perle.

         The shares beneficially owned by Mr. Perle excludes securities owned by his fiancee, Jenell Del Rio (Fontes), over which he disclaims any beneficial ownership. See footnote 8 below.

(2) The number of shares beneficially owned by Mr. Hagan includes

         * 375,000 shares of our common stock held by his wife Stephanie and 250,000 shares of our common stock held by his daughter, Makena Hagan, but excludes 125,000 shares of common stock held by the Sandra L. Hagan Irrevocable Trust over which he disclaims beneficial ownership, and

         * options to purchase 100,000 shares of our common stock exercisable at $1.75 per share.

(3) The number of shares beneficially owned by Mr. Galterio includes options to purchase 100,000 shares of our common stock exercisable at $1.75 per share and warrants to purchase 110,000 shares of our common stock exercisable at $0.375 per share. Mr. Galterio, an employee of vFinance Investments, Inc., disclaims beneficial ownership of any of our securities which may be owned by that firm.

(4) The number of shares beneficially owned by First Capital Holdings International, Inc. includes warrants to purchase 281,250 shares of our common stock exercisable at $1.49 per share and 58,220 shares of our common stock which we are obligated to issue as a result of our failure to timely file the registration statement of which this prospectus is a part. Mr. Andri Athanasiou is the control person of First Capital Holdings International, Inc.

(5) Messrs. Alstair Rae and Harry Pearl are the control persons of Langley Park Investments, PLC.

(6) The number of shares beneficially owned by Robinson Reed Inc. includes warrants to purchase 281,250 shares of our common stock exercisable at $1.49 per share and 58,220 shares of our common stock which we are obligated to issue as a result of our failure to timely file the registration statement of which this prospectus is a part. Mr. Geoffrey Magistrate is the control person of Robinson Reed Inc. Robinson Reed Inc. has contractually agreed to limit the exercise of the warrants so that upon the exercise the holder's beneficial ownership would not exceed 4.99% of our common stock outstanding at the time of exercise, subject to a waiver of this limitation by the holder upon 61 days notice to us, as well as limiting the holder's beneficial ownership upon exercise to less than 9.9% of our then issued and outstanding common stock, including shares issuable upon the exercise of the warrant, also subject to waiver by the holder upon 61 days notice to us.

(7) Mr. Cery B. Perle holds voting control over the shares owned beneficially by Preston & Price, S.A. See footnote 1 above. Mr. Peter Grut is the control person of Preston & Price, S.A.

(8) Includes 500,000 shares of our common stock issuable upon the exercise of options with an exercise price of $0.02 per share, 733,333 shares of common stock issuable upon the conversion of the $275,000 principal amount 12.5% convertible promissory debenture issued to her in March 2005 based upon a conversion price of $0.375 per share together with 256,667 shares of common stock issuable upon the exercise of a warrant with an exercise price of $0.375 per share issued in conjunction with the debenture. Ms. Fontes, an employee of our company, is Mr. Perle's fiancee. See footnote 1 above.

(9) Includes 800,000 shares of common stock issuable upon the conversion of the $300,000 principal amount 12.5% convertible promissory debenture issued to her in March 2005 based upon a conversion price of $0.375 per share together with 280,000 shares of common stock issuable upon the exercise of a warrant with an exercise price of $0.375 per share issued in conjunction with the debenture.

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 150,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. At April 30, 2005 we had 26,987,304 shares of common stock and no shares of preferred stock issued and outstanding.

COMMON STOCK

         The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

PREFERRED STOCK

         We are authorized to issue 5,000,000 shares of $.0001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

COMMON STOCK PURCHASE WARRANTS

         At April 30, 2005 we had common stock purchase warrants outstanding to purchase an aggregate of 4,458,543 shares of our common stock as follows:

         WARRANTS ISSUED IN THE 8% PROMISSORY NOTES TRANSACTION

         In connection with the sale of $1,835,343 principal amount 8% promissory notes, we issued the note holders five year common stock purchase warrants to purchase an aggregate of 2,621,875 shares of our common stock which initially had at exercise prices ranging from $0.75 to $1.25 per share. We also issued the placement agent warrants to purchase 425,000 shares of our common stock which initially had exercise prices ranging from $0.75 to $1.25 per share as partial compensation for their services in connection with this offering. The exercise price of the warrants and the number of shares issuable upon the exercise of these warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. In addition in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.75 per share within two years following the date of issuance of the warrants, then the exercise price of the warrants will reset to such lower price. Excluded from this reset provision are any options or warrants covered by a registration statement on Form S-8 for employees, directors or consultants that are unanimously approved by our Board of Directors, provided that the Board includes a member nominated by vFinance Investments, Inc., or any securities approved by a majority in interest of the 8% promissory note holders. As a result of the sale of our 12.5% convertible promissory debentures in March 2005, the exercise price of these warrants was reduced to $0.375 per share. We have the right to call all of the warrants, if the stock underlying the warrants has been registered (and that registration statement is still effective), the lock-up restriction, as defined, on the common stock has been lifted, and after the lock-up restriction has been lifted the stock maintains a closing bid price above $3.00 for 15 consecutive trading days within 30 days of our call notice. We may redeem the warrants for $0.01 if not exercised within 30 days of the call notification.

         WARRANTS ISSUED IN THE 10% SECURED NOTES TRANSACTION

         In connection with the sale of $665,000 principal amount 10% secured notes we issued the holders of the notes were five year common stock purchase warrants to purchase 332,500 shares of our common stock at an exercise price of $1.25 per share. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions.

         WARRANTS ISSUED IN THE ROBINSON REED / FIRST CAPITAL HOLDINGS INTERNATIONAL TRANSACTION

         In connection with the sale of shares of our common stock Robinson Reed, Inc. and First Capital Holdings International we issued the purchasers five year common stock purchase warrants to purchase an aggregate of 562,500 shares of our common stock which initially had exercise prices ranging from $0.75 to $1.55 per share. The number of shares and exercise price of the warrant are subject to adjustment in the event of recapitalizations, reorganization, consolidations, mergers, stock dividends or stock combinations, or if we issue shares of our common stock, or any common stock equivalents at a price per share less than the exercise price then in effect. As a result of the sale of our 12.5% convertible promissory debentures in March 2005, the exercise price of the warrants was reduced to $1.49 per share. The warrant holders have contractually agreed to limit the exercise of the warrants so that upon the exercise the holder's beneficial ownership would not exceed 4.99% of our common stock outstanding at the time of exercise, subject to a waiver of this limitation by the holder upon 61 days notice to us, as well as limiting the holder's beneficial ownership upon exercise to less than 9.9% of our then issued and outstanding common stock, including shares issuable upon the exercise of the warrant, also subject to waiver by the holder upon 61 days notice to us.

         WARRANTS ISSUED IN THE 12.5% CONVERTIBLE PROMISSORY DEBENTURE
         TRANSACTION

         In connection with the sale of our 12.5% convertible promissory debentures in March 2005 we issued the purchasers warrants to purchase an aggregate of 536,667 shares of our common stock. The common stock purchase warrants entitle the holders to purchase the shares at an exercise price of $0.375 per share, subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. In addition in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.375 per share within two years following the date of issuance of the notes described above, then the exercise price of the warrants will reset to such lower price. Excluded from this reset provision are any options or warrants covered by a registration statement on Form S-8 for employees, directors or consultants that are unanimously approved by our Board of Directors or any securities approved by a majority of interest of the principal amount of the notes. We granted the holders piggy-back registration rights covering the shares of common stock underlying the warrants.

         OTHER COMMON STOCK PURCHASE WARRANTS

         We currently have outstanding common stock purchase warrants to purchase an aggregate of 280,000 shares of our common stock which are exercisable at $1.25 per share. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants are subject to proportional adjustment in the event of stock splits, dividends, recapitalizations or similar transactions. transactions.

TRANSFER AGENT

         Our transfer agent is Holladay Stock Transfer, Inc., 2939 North 67 Place, Scottsdale, Arizona and its telephone number is 480-481-3940.

                            SELLING SECURITY HOLDERS

         This prospectus relates to periodic offers and sales of 22,362,985 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

         * 8,712,543 shares of our common stock which are presently outstanding,

         * 9,595,341 shares of our common stock underlying convertible promissory notes, including shares which may be issued as interest payments,

         * 113,226 shares of common stock which we are obligated to issue, and

         * 3,941,875 shares of our common stock underlying common stock purchase warrants.

The following table sets forth

         o  the name of each selling security holder,
         o  the number of shares owned, and
         o the number of shares being registered for resale by the selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the securities owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the securities owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the number of securities that will be held by the selling security holders upon termination of any offering made hereby. If all the securities offered hereby are sold, the selling security holders will not own any securities after the offering.

         Included in the shares being offered by the selling security holders are an aggregate of 346,819 shares of our common stock which we may issue as payment for interest on the 8% promissory notes through their due dates in March 2006. For the purposes of determining the number of shares of our common stock which are issuable as interest we value the shares based upon the average closing price of our common stock as reported on the OTCBB for the 10 trading days preceding the end of the period for which the interest is payable. To provide for fluctuations in the price of our common stock, we have assumed a valuation of $0.40 per share. The actual number of shares we may issue may be less depending on the market price of our common stock in future periods. Following the last interest payment, we will file a post-effective amendment to the registration statement of which this prospectus is a part to deregister any shares which are no longer issuable as interest on the 8% promissory notes.

         As described elsewhere in this prospectus, the conversion price of the 8% promissory notes, presently convertible into shares of our common stock at $0.75 per share, and the common stock purchase warrants to purchase an aggregate of 3,046,875 shares of our common stock issued in connection with the sale of the notes which are presently exercisable at $0.375 per share, are subject to reset in the event we issue any shares of our common stock or any options, warrants, convertible preferred stock or convertible debt issuable or convertible into shares of our common stock at an exercise price or conversion price per share less than $0.75 per share within two years following the date of issuance. To provide for the possibility of future transactions which may result in a reduction of the conversion and exercise price of these securities, we have included 200% of the shares issuable upon the conversion of the 8% promissory notes or exercise of the related warrants in the registration statement of which this prospectus is a part. The actual number of shares issuable upon the conversion or exercise of these securities may be less if the reset provision is never applied to the securities. Following the earlier of the conversion or exercise of the securities or expiration of the two year period in March 2006 we will file a post-effective amendment to the registration statement to deregister any shares which are no longer issuable in the event of a reset in the conversion or exercise prices of these securities.

                                                   Shares of Common Stock
                                                     Beneficially owned                             Percentage Ownership
                                                   ----------------------                           --------------------
                                                     Before        After           Number of         Before       After
Name of Beneficial Owner                            offering     offering     shares being sold     offering    offering
------------------------                           ---------     --------     -----------------     --------    --------
Douglas McMurray (1) ............................     87,614            -            87,614           *            -
Norman Jacobs (2) ...............................    350,459            -           350,459           1.2%         -
Gregory Menillo Profit Sharing Plan (3) .........    175,226            -           175,226           *            -
Leonard Cohen (4) ...............................    350,451            -           350,451           1.2%         -
Joel Stone (5) ..................................    350,451            -           350,451           1.2%         -
Mulkey II Limited Partnership (6) ...............  1,101,399            -         1,101,399           4.1%         *
Simon Asset Management LLC (7) ..................    775,863            -           775,863           2.8%         -
R. Houston Babcock (8) ..........................     87,604            -            87,604           *            -
Henry Herzing (9) ...............................    836,063            -           836,063           3.2%         -
Robert May (10) .................................    350,404            -           350,404           1.2%         -
Michael A. Bruno (11) ...........................    175,201            -           175,201           *            -
John Zale (12) ..................................    175,198            -           175,198           *            -
Christopher Gordon (13) .........................  1,085,221            -         1,085,221           4.0%         -
Gad and Marlene Janay (14) ......................    525,592            -           525,592           2.0%         -
Phillip Schiller (15) ...........................    175,194            -           175,194           *            -
Douglas Wertheimer (16) .........................    175,172            -           175,172           *            -
Mario Novogrodzky (17) ..........................    175,213            -           175,213           *            -
Nunley Investments LLC (18) .....................    458,316            -           458,316           1.7%         -
Richard and Eileen Bazelon (19) .................    350,341            -           351,341           1.1%         -
Michael Janis (20) ..............................    174,741            -           174,741           *            -
Marc Siegel (21) ................................    175,153            -           175,153           *            -
Jayakamar and Purnima Patil (22) ................    350,294            -           350,294           1.2%         -
Leonard Schiller (23) ...........................    175,127            -           175,127           *            -
Peter Maciak (24) ...............................    350,255            -           350,255           1.2%         -
Dominic Spinosa (25) ............................    350,244            -           350,244           1.2%         -
Alisha David (26) ...............................    137,171            -           137,171           *            -
Richard David (27) ..............................    780,355            -           780,355           2.9%         *
Daniel Lee (28) .................................    563,595            -           563,595           2.0%         -
James Adametz (29) ..............................    105,139            -           105,139           *            -
Charles Freelander (30) .........................    237,285            -           237,285           *            -
Outword Trustee (31) ............................     17,500            -            17,500           *            -
Joyce Wetmoreland (32) ..........................    187,863            -           187,863           *            -
Austin Gleason (33) .............................    713,655            -           713,655           2.6%         -
Linda Vanle (34) ................................    179,131            -           179,131           *            -
Donald Smith (35) ...............................    175,266            -           175,266           *            -
Norman H. Cohen (36) ............................     87,628            -            87,628           *            -
J. Truman Bidwell, Jr. (37) .....................    175,257            -           175,257           *            -
Stephanie Randell (38) ..........................     87,621            -            87,621           *            -
Roger H. Grace (39) .............................     87,166            -            87,166           *            -
Red Springs Trading Corporation (40) ............    333,334            -           333,334           *            -
Roland W Day II (41) ............................    153,000            -           153,000           *            -
Caldwell Campbell (41) ..........................    102,000            -           102,000           *            -
Calvin Fox (41) .................................    112,500            -           112,500           *            -
Carlton Equities SA (42) ........................     50,000            -            50,000           *            -
Valentia Properties, Inc. (43) ..................     75,000            -            75,000           *            -
Acuarius Associates Corp (44) ...................     75,000            -            75,000           *            -
Miraflores Corporation (45) .....................    333,334            -           333,334           1.3%         -
John Jeffrey (41) ...............................    114,999            -           114,999           *            -
Curtis Lawler (41) ..............................  1,041,666            -         1,041,666           3.9%         -
Robinson Reed, Inc. (46) ........................  2,587,863            -         2,587,863           9.7%         -
Preston & Price S.A. (47) .......................  1,500,000            -         1,500,000           5.7%         -
First Capital Holdings International, Inc. (48) .  2,587,863            -         2,587,863           9.7%         -
Peter Fulton (49) ...............................    175,000            -           175,000           *            -
Schneider Weinberger & Beilly, LLP (50) .........    110,000      100,000            10,000           *            *
Richard Galterio  (51) ..........................    210,000      100,000           110,000                        *
Vincent LaBarbara (52) ..........................     62,500            -            62,500           *            *
Mario Marsillo (52) .............................     62,500            -            62,500           *            *
David Maciak (53) ...............................      7,500            -             7,500           *            *
Steve Tsugunis (53) .............................      7,500            -             7,500           *            *

* represents less than 1%

(1) The number of shares owned and offered includes 709 shares of common stock presently outstanding, 67,499 shares of common stock issuable upon the conversion of $12,656 principal amount 8% promissory note, 2,531 shares of common stock issuable as interest payments on the note and 16,875 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(2) The number of shares owned and offered includes 2,834 shares presently outstanding, 270,000 shares of common stock issuable upon the conversion of $50,625 principal amount 8% promissory note, 10,125 shares of common stock issuable as interest payments on the note and 67,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(3) The number of shares owned and offered includes 1,413 shares of common stock presently outstanding, 135,000 shares of common stock issuable upon the conversion of $25,313 principal amount 8% promissory note, 5,063 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share. Mr. Gregory Menillio is the control person of the Gregory Menillio Profit Sharing Plan.

(4) The number of shares owned and offered includes 2,826 shares of common stock presently outstanding, 270,000 shares of common stock issuable upon the conversion of $50,625 principal amount 8% promissory note, 10,125 shares of common stock issuable as interest payments on the note and 67,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(5) The number of shares owned and offered includes 2,826 shares of common stock presently outstanding, 270,000 shares of common stock issuable upon the conversion of $50,625 principal amount 8% promissory note, 10,125 shares of common stock issuable as interest payments on the note and 67,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(6) The number of shares owned and offered includes 8,140 shares of common stock presently outstanding, 742,299 shares of common stock issuable upon the conversion of $139,181 principal amount 8% promissory note, 27,836 shares of common stock issuable as interest payment on this note and 223,125 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share. Mr. David Mulkey is the control person of Mulkey II Limited Partnership.

(7) The number of shares owned and offered includes 5,613 shares of common stock presently outstanding, 540,000 shares of common stock issuable upon the conversion of $101,250 principal amount 8% promissory note, 20,250 shares of common stock issuable as interest payments on this note and 210,000 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share. Mr. Howard Liebreich is the control person of Simon Asset Management LLC.

(8) The number of shares owned and offered includes 700 shares of common stock presently outstanding, 67,499 shares of common stock issuable upon the conversion of $12,656 principal amount 8% promissory note, 2,531 shares of common stock issuable as interest payments on the note and 16,875 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(9) The number of shares owned and offered includes 65,813 shares of common stock presently outstanding, of which 29,795 are held by Mr. Herzing and 36,018 shares which held by the Herzing 1999 Trust, 270,000 shares of common stock issuable upon the conversion of $50,625 principal amount 8% promissory note due Mr. Herzing, 10,125 shares of common stock issuable as interest payments on the note, 270,000 shares of common stock issuable upon the conversion of $55,000 principal amount 10% secured note due the Herzing 1999 Trust, 135,000 shares of common stock issuable upon the conversion of $50,625 principal amount 8% promissory note due the Herzing 1999 Trust, 10,125 shares of common stock issuable as interest payment on the note and 210,000 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share. Mr. Herzing is the trustee of the Herzing 1999 Trust.

(10) The number of shares owned and offered includes 2,779 shares of common stock presently outstanding, 270,000 shares of common stock issuable upon the conversion of $50,625 principal amount 8% promissory note, 10,125 shares of common stock issuable as interest payments on the note and 67,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(11) The number of shares owned and offered includes 1,390 shares of common stock presently outstanding, 134,997 shares of common stock issuable upon the conversion of $25,313 principal amount 8% promissory note, 5,063 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(12) The number of shares owned and offered includes 1,388 shares of common stock presently outstanding, 134,997 shares of common stock issuable upon the conversion of $25,312 principal amount 8% promissory note, 5,062 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(13) The number of shares owned and offered includes 8,596 shares of common stock presently outstanding, 810,000 shares of common stock issuable upon the conversion of $151,875 principal amount 8% promissory notes, 30,375 shares of common stock issuable as interest payments on the notes and 236,250 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(14) The number of shares owned and offered includes 4,157 shares of common stock presently outstanding, 404,997 shares of common stock issuable upon the conversion of $75,937 principal amount 8% promissory note, 15,187 shares of common stock issuable as interest payments on the note and 101,250 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(15) The number of shares owned and offered includes 1,384 shares of common stock presently outstanding, 134,997 shares of common stock issuable upon the conversion of $25,312 principal amount 8% promissory note, 5,062 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(16) The number of shares owned and offered includes 1,382 shares of common stock presently outstanding, 134,997 shares of common stock issuable upon the conversion of $25,312 principal amount 8% promissory note, 5,062 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(17) The number of shares owned and offered includes 1,359 shares of common stock presently outstanding, 135,040 shares of common stock issuable upon the conversion of $25,320 principal amount 8% promissory note, 5,064 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(18) The number of shares owned and offered includes 4,339 shares of common stock presently outstanding, 405,040 shares of common stock issuable upon the conversion of $75,937 principal amount 8% promissory note, 15,187 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share. Mr. Pierce D. Nunley is the control person of Nunley Investments LLC.

(19) The number of shares owned and offered includes 276 shares of common stock presently outstanding, 270,000 shares of common stock issuable upon the conversion of $50,625 principal amount 8% promissory note, 10,125 shares of common stock issuable as interest payments on the note and 67,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(20) The number of shares owned and offered includes 1,341 shares of common stock presently outstanding, 134,603 shares of common stock issuable upon the conversion of $25,238 principal amount 8% promissory note, 5,048 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(21) The number of shares owned and offered includes 1,343 shares of common stock presently outstanding, 134,997 shares of common stock issuable upon the conversion of $25,312 principal amount 8% promissory note], 5,062 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(22) The number of shares owned and offered includes 2,669 shares of common stock presently outstanding, 270,000 shares of common stock issuable upon the conversion of $50,625 principal amount 8% promissory note, 10,125 shares of common stock issuable as interest payments on the note and 67,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(23) The number of shares owned and offered includes 1,317 shares of common stock presently outstanding, 134,997 shares of common stock issuable upon the conversion of $25,312 principal amount 8% promissory note, 5,062 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(24) The number of shares owned and offered includes 2,630 shares of common stock presently outstanding, 270,000 shares of common stock issuable upon the conversion of $50,625 principal amount 8% promissory note, 10,125 shares of common stock issuable as interest payments on the note and 67,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(25) The number of shares owned and offered includes 2,619 shares of common stock presently outstanding, 270,000 shares of common stock issuable upon the conversion of $50,625 principal amount 8% promissory note, 10,125 shares of common stock issuable as interest payments on the note and 67,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(26) The number of shares owned and offered includes 2,171 shares of common stock presently outstanding and 135,000 shares of common stock issued upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(27) The number of shares owned and offered includes 151,417 shares of common stock presently outstanding, 405,000 shares of common stock issuable upon the conversion of $75,938 principal amount 8% promissory note, 15,188 shares of common stock issuable as interest payments on the note and 138,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(28) The number of shares owned and offered includes 4,567 shares of common stock presently outstanding, 405,000 shares of common stock issuable upon the conversion of $75,938 principal amount 8% promissory note, 15,188 shares of common stock issuable as interest payments on the note and 138,750 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(29) The number of shares owned and offered includes 5,734 shares of common stock presently outstanding, 67,499 shares of common stock issuable upon the conversion of $12,656 principal amount 8% promissory note, 2,531 shares of common stock issuable as interest payments on the note and 29,375 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(30) The number of shares owned and offered includes 6,542 shares of common stock presently outstanding, 133,333 shares of common stock issuable upon the conversion of $25,000 principal amount 8% promissory note, 5,000 shares of common stock issued as interest payments on the note and 92,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(31) The number of shares owned and offered includes 5,000 shares of common stock presently outstanding and 12,500 shares of common stock issuable upon the exercise of common stock purchase warrants with exercise price of $0.375 per share.

(32) The number of shares owned and offered includes 1,550 shares of common stock presently outstanding, 135,000 shares of common stock issuable upon the conversion of $25,313 principal amount 8% promissory note, 5,063 shares of common stock issuable as interest payments on the note and 46,250 shares of common stock issuable upon the exercise of common stock purchase warrants with exercise price of $0.375 per share.

(33) The number of shares owned and offered includes 5,903 shares of common stock presently outstanding, 540,000 shares of common stock issuable upon the conversion of $101,251 principal amount 8% promissory note, 20,250 shares of common stock issuable as interest payments on the note and 147,500 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.375 per share.

(34) The number of shares owned and offered includes 1,514 shares of common stock presently outstanding, 138,667 shares of common stock issuable upon the conversion of $26,000 principal amount 8% promissory note, 5,200 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with exercise price of $0.375 per share.

(35) The number of shares owned and offered includes 1,456 shares of common stock presently outstanding, 134,997 shares of common stock issuable upon the conversion of $25,312 principal amount 8% promissory note, 5,062 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with exercise price of $0.375 per share.

(36) The number of shares owned and offered includes 722 shares of common stock presently outstanding, 67,500 shares of common stock issuable upon the conversion of $12,656 principal amount 8% promissory note, 2,531 shares of common stock issuable as interest payments on the note and 16,875 shares of common stock issuable upon the exercise of common stock purchase warrants with exercise price of $0.375 per share.

(37) The number of shares owned and offered includes 5,063 shares of common stock presently outstanding, 135,000 shares of common stock issuable upon the conversion of $25,313 principal amount 8% promissory note, 5,063 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with exercise price of $0.375 per share.

(38) The number of shares owned and offered includes 1,444 shares of common stock presently outstanding, 135,000 shares of common stock issuable upon the conversion of $12,656 principal amount 8% promissory note, 5,063 shares of common stock issuable as interest payments on the note and 33,750 shares of common stock issuable upon the exercise of common stock purchase warrants with exercise price of $0.375 per share.

(39) The number of shares owned and offered includes 710 shares of common stock presently outstanding, 67,067 shares of common stock issuable upon the conversion of $12,574 principal amount 8% promissory note, 2,515 shares of common stock issuable as interest payments on the note and 16,875 shares of common stock issuable upon the exercise of common stock purchase warrants with exercise price of $0.375 per share.

(40) The number of shares owned and offered represents shares presently outstanding. Mr. Ronald Day is the control person of Red Springs Trading Corporation.

(41) The number of shares owned and offered represents shares presently outstanding.

(42) The number of shares owned and offered represents shares presently outstanding. Mr. Ronald Day is the control person of Carlton Equities SA.

(43) The number of shares owned and offered represents shares presently outstanding. Mr. Ronald Day is the control person of Valentia Properties, Inc.

(44) The number of shares owned and offered represents shares presently outstanding. Mr. Ronald Day is the control person of Acuarius Associates Corp.

(45) The number of shares owned and offered represents shares presently outstanding. Mr. Ronald Day is the control person of Miraflores Corporation.

(46) The number of shares owned and offered includes 2,250,000 shares of common stock presently outstanding, 56,613 shares of our common stock issuable as a penalty for our failure to timely file the registration statement of which this prospectus is a part and 281,250 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.49 per share. Mr. Geoffrey Magistrate is the control person of Robinson Reed, Inc. Robinson Reed Inc. has contractually agreed to limit the exercise of the warrants so that upon the exercise the holder's beneficial ownership would not exceed 4.99% of our common stock outstanding at the time of exercise, subject to a waiver of this limitation by the holder upon 61 days notice to us, as well as limiting the holder's beneficial ownership upon exercise to less than 9.9% of our then issued and outstanding common stock, including shares issuable upon the exercise of the warrant, also subject to waiver by the holder upon 61 days notice to us.

(47) The number of shares owned and offered includes shares presently outstanding. Mr. Peter Grut is the control person of Preston & Price SA.

(48) The number of shares owned and offered includes 2,250,000 shares of common stock presently outstanding, 56,613 shares of our common stock issuable as a penalty for our failure to timely file the registration statement of which this prospectus is a part and 281,250 shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.49 per share Mr. Andri Athanasiou is the control person of First Capital Holdings International, Inc.

(49) The number of shares owned and offered includes shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.75 per share.

(50) The number of shares owned includes 10,000 shares of common stock presently outstanding and 100,000 shares of common stock issuable upon the exercise of outstanding options with an exercise price of $1.25 per share. The number of shares offered includes 10,000 shares presently outstanding. James M. Schneider, Esq. is the control person of Schneider Weinberger & Beilly, LLP, a law firm which represents our company from time to time. See "Experts" later in this prospectus.

(51) The number of shares owned includes 100,000 shares of our common stock underlying options exercisable at $1.75 per share and 110,000 shares of our common stock underlying warrants exercisable at $0.75 per share. The number of shares offered includes 110,000 shares of our common stock underlying warrants exercisable at $0.75 per share. Mr. Galterio is a member of our Board of Directors.

(52) The number of shares owned and offered includes 62,500 shares of our common stock underlying common stock purchase warrants exercisable at $0.75 per share.

(53) The number of shares owned and offered includes 7,500 shares of our common stock underlying common stock purchase warrants exercisable at $0.75 per share.

         None of the selling security holders are broker-dealers or affiliates of broker-dealers, other than:

         * vFinance, Inc., an NASD member firm, acted as placement agent for us in the sale of our 8% promissory notes and 10% secured notes described earlier in this prospectus. vFinance, Inc. received the warrants as compensation for their placement agent services. Under the terms of the warrant vFinance, Inc. transferred certain of these warrants to Messrs. Peter Fulton, Richard Galterio, Vincent LaBarbara, Mario Marsillo, David Maciak and Steve Tsugunis, employees of vFinance, Inc., as compensation for placement agent services rendered to our company.

         To our knowledge, none of these firms or individuals have any arrangement with any person to participate in the distribution of such securities. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

         We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION
GENERAL

         The selling security holders are offering the common shares for their accounts and not for our account. We will not receive any proceeds from the sale of the common stock offered by the selling security holders, but we did receive consideration from the selling security holders at the time they purchased the shares from us. We will receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. We intend to use any proceeds from the exercise of the warrants for working capital and general corporate purposes.

         The selling security holders may be deemed statutory underwriters within the meaning of the Securities Act of 1933 in connection with such sales of common shares and may be deemed to be acting as underwriters in their resale of the common shares under this prospectus. We will pay the costs of registering the shares under this prospectus, including legal, accounting, and related fees. The selling security holders will pay any underwriting discounts and brokerage commissions associated with these sales. Unless otherwise permitted, the commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than as permitted by law.

         To enable the selling security holders to resell the common shares owned by them and covered by this prospectus, we intend to keep the registration statement of which this prospectus is a part current for such period as is necessary to permit the selling security holders to resell those shares.

         Shares of common stock offered through this prospectus may be sold from time to time by the selling security holders or by their respective pledgees, donees, transferees or other successors in interest. We will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

         The selling security holders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling security holders that there are no existing arrangements between them and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of the shares offered by this prospectus.

         The common shares may be sold in one or more of the following manners:

         * a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         * purchases by a broker or dealer for its account under this prospectus;

         * privately negotiated transactions or ordinary brokerage transactions and transactions in which the broker solicits purchases; any combination of these methods; or

         * any other method permitted by applicable law.

         Any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

         The selling security holders are subject to the applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling security holders and other persons participating in a distribution of securities. We can give no assurance that the selling security holders will sell any or all of the shares of common stock offered by them under this prospectus.

REGISTRATION OF SELLING SECURITY HOLDERS' COMMON STOCK

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. We intend to use our best efforts to keep the registration statement of which this prospectus is a part current for such period as is necessary to permit the selling security holders to resell those shares. In connection with any such registration, we will have no obligation to assist or cooperate with the selling security holders in the offering or disposing of such shares; to indemnify or hold harmless the holders of any such shares, other than the selling security holders or any underwriter designated by such holders; or to obtain a commitment from an underwriter relative to the sale of any such shares.

         We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

         We will use our best efforts to file one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

         *  the name of any broker-dealers;
         *  the number of common shares involved;
         *  the price at which the common shares are to be sold;
         * the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
         * that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
         *  any other facts material to the transaction.

                         SHARES ELIGIBLE FOR FUTURE SALE

         We have 26,978,304 shares of common stock issued and outstanding, of which 23,557,991 shares are "restricted securities." Of this amount, 8,712,543 shares were included in the registration statement of which this prospectus is a part and will be freely tradable shares by persons other than our affiliates, as defined under Rule 144 under the Securities Act, upon the effective date of the registration statement of which this prospectus is a part so long as we keep this prospectus current. In addition, the registration statement of which this prospectus is a part also registers shares of our common stock issuable upon the exercise of outstanding warrants or the conversion of our 8% promissory notes. Upon the exercise or conversion of those securities in accordance with their respective terms, the underlying shares will be freely tradable by persons other than our affiliates providing that this prospectus is current.

         In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock.

         Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

         Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida 33431. Members and employees of this firm own an aggregate of 10,000 shares of our common stock as well as options to purchase an additional 100,000 shares of common stock.

                                     EXPERTS

         Our financial statements as of and for the years ended December 31, 2004 and 2003 included in this prospectus have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

         We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:


                  Public Reference Room Office
                  450 Fifth Street, N.W.
                  Room 1024
                  Washington, D.C. 20549


         You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Callers in the United States can also call 1-800-732-0330 for further information on the operations of the public reference facilities.

                        NEWPORT INTERNATIONAL GROUP, INC

                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page

REPORTS OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........................F-2

FINANCIAL STATEMENTS

         Balance Sheet.......................................................F-3

         Statements of Operations and Comprehensive Loss.....................F-4

         Statements of Changes in Stockholders' Deficiency...................F-5

         Statements of Cash Flows............................................F-6

         Notes of Financial Statements................................F-7 - F-29

                                                                805 Third Avenue
                                                              New York, NY 10022
                                                               Tel. 212-838-5100
                                                                Fax.212-838-2676
                                                        e-mail:info@sherbcpa.com

                                                 Offices in New York and Florida
________________________________________________________________________________
CERTIFIED PUBLIC ACCOUNTANTS

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Newport International Group, Inc.

We have audited the accompanying consolidated balance sheet of Newport International Group, Inc. and its Subsidiary as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newport International Group, Inc. and Subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company had net losses and cash used in operations of $14,258,448 and $5,059,918 respectively, for the year ended December 31, 2004. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       /s/ Sherb & Co., LLP
                                       Certified Public Accountants
New York, New York
February 16, 2005

                        NEWPORT INTERNATIONAL GROUP, INC.
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2004


                                     ASSETS

Current Assets:
  Cash ..........................................................  $  1,671,773
  Deposit .......................................................        25,000
  Marketable security held for sale .............................        68,925
  Note receivable ...............................................        86,200
                                                                   ------------
     Total current assets .......................................     1,851,898

  Investment in equity securities ...............................       912,501
  Property and equipment, net of accumulated
    depreciation of $28,124 .....................................       110,654
  Deferred financing costs, net of accumulated
    amortization of $197,675 ....................................       155,036
  Other assets ..................................................        36,301
                                                                   ------------

     Total assets ...............................................  $  3,066,390
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued expenses .........................  $    347,218
  Current portion of capitalized lease obligations ..............         6,932
  Convertible promissory notes, net of debt discount of $106,477        218,523
  Accrued interest on convertible promissory notes ..............        37,675
  Due to stockholder ............................................        15,000
                                                                   ------------

     Total current liabilities ..................................       625,348

  Convertible promissory notes, net of debt
  discount of $681,660 ..........................................     1,052,433
  Capitalized lease obligations, net of current portion .........        10,566
  Other liabilities .............................................         6,426
                                                                   ------------
     Total liabilities ..........................................     1,694,773

  Common stock subject to put ...................................     5,000,000
Stockholders' Deficit:
  Preferred stock; $.0001 par value, 5,000,000
    shares authorized, none issued and outstanding ..............            --
  Common stock; $.001 par value, 150,000,000
    shares authorized, 26,400,061 issued and outstanding ........        26,400
  Additional paid-in capital ....................................    31,955,639
  Restricted investment in marketable securities ................      (912,501)
  Accumulated other comprehensive loss ..........................    (9,998,526)
  Accumulated deficit ...........................................   (19,699,395)
  Common stock subject to put ...................................    (5,000,000)
                                                                   ------------

     Total stockholders' deficit ................................    (3,628,383)
                                                                   ------------

     Total liabilities and stockholders' deficit ................  $  3,066,390
                                                                   ============

                  See Notes to Consolidated Financial Statements.

                        NEWPORT INTERNATIONAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,


                                                       2004            2003
                                                   ------------    ------------

Revenues .......................................   $     10,583             $ -
                                                   ------------    ------------
Operating expenses:
  Research and development .....................        722,113         440,770
  Sales, general and administrative ............      6,085,908       4,595,683
                                                   ------------    ------------

     Total operating expenses ..................      6,808,021       5,036,453
                                                   ------------    ------------

     Operating loss ............................     (6,797,438)     (5,036,453)
                                                   ------------    ------------

  Other expenses ...............................         37,963          27,030
  Settlement with stockholders .................      2,775,000               -
  Other income .................................         (6,375)         (1,940)
  Interest expense .............................      4,654,422          11,709
                                                   ------------    ------------
  Total other expenses, net ....................      7,461,010          36,799

Net loss .......................................    (14,258,448)     (5,073,252)
                                                   ------------    ------------

Unrealized loss on restricted investment .......     (9,998,526)              -
                                                   ------------    ------------

 Comprehensive loss ............................   $(24,256,974)   $ (5,073,252)
                                                   ============    ============

Basic and diluted net loss per common share ....   $      (0.81)   $      (0.45)
                                                   ============    ============

Basic and diluted weighted average common
shares outstanding .............................     17,608,577      11,169,343
                                                   ============    ============

                 See Notes to Consolidated Financial Statements.

                        NEWPORT INTERNATIONAL GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
            FOR THE PERIOD FROM JANUARY 1, 2003 TO DECEMBER 31, 2004

                                                                                                                        Restricted
                                                                                 Common Stock            Additional     Investment
                                                                          ---------------------------     Paid-in       Marketable
                                                                             Shares         Amount        Capital       Securities
                                                                          ------------   ------------   ------------   -------------
Balance at January 1, 2003 .............................................    10,034,333   $     10,034   $    578,766   $         --

Cancellation of common stock from founders .............................      (300,000)          (300)           300             --
Issuance of common stock for cash ......................................     1,703,353          1,703      1,231,172             --
Issuance of common stock for services rendered .........................       300,000            300        152,700             --
Issuance of common stock pursuant to exercise of stock options .........       566,667            567        324,433             --
Fair value warrants issued in connection with the Convertible
 promissory notes ......................................................            --             --         76,652             --
Compensation expense for options granted to employees ..................            --             --        745,625             --
Compensation expense for options granted to outside consultants ........            --             --      1,668,763             --
Net loss ...............................................................            --             --             --             --
                                                                          ------------   ------------   ------------   ------------
                                                                            12,304,353         12,304      4,778,411             --

Issuance of common stock pursuant to the merger with GrassRoots ........     1,009,112          1,009       (779,181)            --
Cancellation of common stockissued pursuant to extinghushment of debt ..      (530,000)          (530)            --             --
Issuance of common stock pursuant to the settlement of pre-merger
 obligations ...........................................................     1,365,000          1,365      4,025,385             --
Issuance of common stock pursuant to exercise of stock options .........       187,500            188        188,063             --
Issuance of common stock for cash, net of financing costs ..............     4,500,000          4,500      5,835,482             --
Issuance of common stock in connection with settlement with stockholders     1,500,000          1,500      2,773,500             --
Issuance of common stock pursuant to a share- exchange agreement .......     5,882,352          5,882     11,817,646     (5,911,764)
Issuance of common stock to pay interest on convertible promissory notes        48,921             49        108,504             --
Issuance of common stock to partially repay convertible promissory notes        40,000             40         59,960             --
Issuance of common stock to consultants and a reseller for services
 rendered ..............................................................       172,500            173        327,952             --
Issuance of common stock for failure to timely file registration
 statement .............................................................        20,323             20         37,943             --
Cancellation of shares issued to a reseller ............................      (100,000)          (100)            --             --
Fair value of warrants issued in connection with the convertible
 promissory notes ......................................................            --             --        760,290             --
Compensation expense for options granted to employees and consultants ..            --             --      1,432,701             --
Beneficial feature resulting from the issuance of convertible
 promissory notes ......................................................            --             --        588,983             --
Unrealized loss on investment in marketable securities .................            --             --             --      4,999,263
Net loss ...............................................................            --             --             --             --
                                                                          ------------   ------------   ------------   ------------
                                                                            26,400,061   $     26,400   $ 31,955,639   $   (912,501)
                                                                          ============   ============   ============   ============
                                                                                                 (CONTINUED)

                 See Notes to Consolidated Financial Statements.
                                      F-5A

                        NEWPORT INTERNATIONAL GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
            FOR THE PERIOD FROM JANUARY 1, 2003 TO DECEMBER 31, 2004
                                   (CONTINUED)

                                                                                         Accumulated
                                                                                            Other
                                                                          Accumulated   Comprehensive   Common Stock
                                                                            Deficit         Loss       Subject to Put      Total
                                                                          ------------  -------------  --------------  ------------
Balance at January 1, 2003 .............................................  $   (367,695)  $         --   $         --   $    221,105

Cancellation of common stock from founders .............................            --             --             --             --
Issuance of common stock for cash ......................................            --             --             --      1,232,875
Issuance of common stock for services rendered .........................            --             --             --        153,000
Issuance of common stock pursuant to exercise of stock options .........            --             --             --        325,000
Fair value warrants issued in connection with the Convertible
 promissory notes ......................................................            --             --             --         76,652
Compensation expense for options granted to employees ..................            --             --             --        745,625
Compensation expense for options granted to outside consultants ........            --             --             --      1,668,763
Net loss ...............................................................    (5,073,252)            --             --     (5,073,252)
                                                                          ------------   ------------   ------------   ------------
                                                                            (5,440,947)            --             --       (650,232)

Issuance of common stock pursuant to the merger with GrassRoots ........            --             --             --       (778,172)
Cancellation of common stockissued pursuant to extinghushment of debt ..            --             --             --           (530)
Issuance of common stock pursuant to the settlement of pre-merger
 obligations ...........................................................            --             --             --      4,026,750
Issuance of common stock pursuant to exercise of stock options .........            --             --             --        188,251
Issuance of common stock for cash, net of financing costs ..............            --             --     (5,000,000)       839,982
Issuance of common stock in connection with settlement with stockholders            --             --             --      2,775,000
Issuance of common stock pursuant to a share- exchange agreement .......            --             --             --      5,911,764
Issuance of common stock to pay interest on convertible promissory notes            --             --             --        108,553
Issuance of common stock to partially repay convertible promissory notes            --             --             --         60,000
Issuance of common stock to consultants and a reseller for services
 rendered ..............................................................            --             --             --        328,125
Issuance of common stock for failure to timely file registration
 statement .............................................................            --             --             --         37,963
Cancellation of shares issued to a reseller ............................            --             --             --           (100)
Fair value of warrants issued in connection with the convertible
 promissory notes ......................................................            --             --             --        760,290
Compensation expense for options granted to employees and consultants ..            --             --             --      1,432,701
Beneficial feature resulting from the issuance of convertible
 promissory notes ......................................................            --             --             --        588,983
Unrealized loss on investment in marketable securities .................            --     (9,998,526)            --     (4,999,263)
Net loss ...............................................................   (14,258,448)            --             --    (14,258,448)
                                                                          ------------   ------------   ------------   ------------
                                                                          $(19,699,395)  $ (9,998,526)  $ (5,000,000)  $ (3,628,383)
                                                                          ============   ============   ============   ============

                 See Notes to Consolidated Financial Statements.
                                      F-5B

                        NEWPORT INTERNATIONAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        For the years ended December 31,

                                                                  2004          2003
                                                              ------------   ------------
Cash flows from operating activities:
Net loss ...................................................  $(14,258,448)  $ (5,073,252)
Adjustments to reconcile net loss to net cash
used in operating activities:
 Amortization of debt discount .............................       584,792          1,893
 Fair value of common shares issued in connection
  with debt settlement, in excess of pre-merger obligations      3,482,382              -
 Fair value of shares of common stock isued in payment of
  interest on promissory notes .............................       108,553              -
 Fair value of shares issued in connection with the failure
  to timely file the registration statement ................        37,963              -
 Loss on sale of property and equipment ....................             -         29,906
 Depreciation and amortization .............................        94,868         29,588
 Write-off of deposit on Focus Focus.com ...................             -        100,000
 Amortization of deferred financing costs ..................       197,675          3,412
 Fair value of stock options issued to employees and
  consultants for services rendered ........................     1,432,701      2,414,388
 Common stock issued to consultants for services rendered ..       134,125        153,000
 Fair value of common stock issued in connection with
  note payable .............................................       194,000              -
 Fair value of shares issued in connection with settlement
  with stockholders ........................................     2,775,000              -
Changes in operating assets and liabilities
 Due from related party ....................................        23,400        (23,400)
 Prepaid expenses and other current assets .................         4,000         41,633
 Deposit ...................................................       (25,000)             -
 Accounts payable and accrued expenses .....................       143,693        168,287
 Other assets ..............................................       (34,073)             -
 Other long-term liability .................................             -          6,426
 Accrued interest on convertible promissory notes ..........        44,451              -
                                                              ------------   ------------

Net cash used in operating activities ......................    (5,059,918)    (2,148,119)
                                                              ------------   ------------
Cash flows from investing activities:
 Proceeds from sale of property and equipment ..............             -         60,073
 Changes in other assets ...................................             -         (2,228)
 Cash acquired from merger .................................        16,196              -
 Purchase of marketable securities .........................       (70,125)             -
 Purchase of note receivable ...............................       (85,000)             -
 Website development costs .................................             -        (35,000)
 Purchases of property and equipment .......................      (129,338)       (96,369)
                                                              ------------   ------------

Net cash used in investing activities ......................      (268,267)       (73,524)
                                                              ------------   ------------
Cash flows from financing activities:
 Change in bank overdraft ..................................             -         (6,950)
 Principal repayments on lease obligations .................        (9,730)        (4,675)
 Proceeds from issuance of convertible promissory notes ....     1,752,276        708,067
 Proceeds from exercise of stock options ...................           750        325,000
 Advances from stockholders ................................       215,000         15,000
 Collection of stock subscription receivable ...............             -         81,000
 Proceeds from issuance of common stock ....................     6,068,982      1,232,875
 Payments of convertible promissory notes ..................      (381,250)             -
 Payments of financing costs-issuance of common stock ......      (229,000)             -
 Payments of deferred financing costs ......................      (247,772)       (53,838)
 Payments of notes payable .................................      (250,000)             -
                                                              ------------   ------------

Net cash provided by financing activities ..................     6,919,256      2,296,479
                                                              ------------   ------------

Increase in cash ...........................................     1,591,071         74,836

Cash, beginning of year ....................................        80,702          5,866
                                                              ------------   ------------

Cash, end of year ..........................................  $  1,671,773   $     80,702
                                                              ============   ============
                                                                      (CONTINUED)

                 See Notes to Consolidated Financial Statements.
                                      F-6A

                        NEWPORT INTERNATIONAL GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        For the years ended December 31,

                                                                  2004          2003
                                                              ------------   ------------
Supplemental disclosures of cash flow information:
 Cash paid during the year for interest ....................  $     18,768   $          -
                                                              ============   ============

 Cash paid during the year for taxes .......................  $          -   $          -
                                                              ============   ============
Supplemental schedule of non-cash financing and
 investing activities:
Purchase of property and equipment
 financed by capitalized lease obligations .................  $          -   $     31,903
                                                              ============   ============
Fair value of warrants issued in connection with the
 issuance of the convertible notes and corresponding
 debt discount .............................................  $    760,290   $     25,551
                                                              ============   ============
Fair value of warrants issued to placement
 agent in connection with the issuance of the
 convertible notes and corresponding increase
 in deferred financing costs ...............................  $          -   $     51,101
                                                              ============   ============
Advance from a shareholder converted into an exercise
 of stock options ..........................................  $    187,500   $          -
                                                              ============   ============
Advances from a shareholder converted into convertible
 promissory notes ..........................................  $     40,000   $          -
                                                              ============   ============
Beneficial feature resulting from issuance of
 convertible promissory notes and corresponding
 debt discount .............................................  $    588,983   $          -
                                                              ============   ============
Fair value of issuance of common stock in
 connection with the setllement of pre-merger obligations ..  $    544,368   $          -
                                                              ============   ============
Fair value of shares issued to partially satisfy convertible
 promissory notes ..........................................  $     60,000   $          -
                                                              ============   ============
Exchange of shares for restricted investment ...............  $ 11,823,528   $          -
                                                              ============   ============
Fair value of puts granted upon issuance of common stock ...  $  5,000,000   $          -
                                                              ============   ============

                 See Notes to Consolidated Financial Statements.
                                      F-6B

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION, BASIS OF PRESENTATION AND GOING CONCERN

Newport International Group, Inc. (the "Company") was a development stage company incorporated in Delaware in December 1999. During February 2004, the Company acquired GrassRoots Communications, Inc. ("GrassRoots"). The Company sells web-based conferencing services to business professionals, small office and home office companies, and small to medium sized businesses. The Company's product centers on web-based collaborative tools for small-business professionals and features document and application sharing in a collaborative environment. Included in the web-conferencing is the ability to communicate with participants using voice over Internet and video viewing. The product also includes the ability to collaborate via a whiteboard application to annotate drawings and pictures.

The acquisition of GrassRoots was treated as a reverse acquisition for financial reporting purposes. As such, our financial statements have been prepared as GrassRoots as the acquiror. The results of operations discussed below represent the operations of GrassRoots through February 9, 2004. The results of operations subsequent to that date reflect the consolidated operations of GrassRoots and the Company. We have retroactively restated our net loss per share and the stockholders' deficit section of our balance sheet to reflect the reverse acquisition.

The accompanying financial statements have been prepared on a going concern basis. The Company has generated minimal revenue since its inception on June 12, 2002, has incurred net losses of approximately $20 million. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to continue to provide for its capital requirements by issuing additional equity securities and debt. The outcome of these matters cannot be predicted at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results.

These matters, among others, raise substantial doubt about the ability of the Company to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE ENTERPRISE

The Company's planned principal operations commenced during 2004 with the launching of its GRC family of products. Accordingly, the Company's activities are no longer accounted for as those of a development stage enterprise as defined in Statement of Financial Accounting Standards ("SFAS")No. 7, ACCOUNTING AND REPORTING BY DEVELOPMENT STAGE ENTERPRISES.

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, the valuation of stock-based instruments granted to noteholders and consultants. Actual results will differ from these estimates.

LOSS PER SHARE

Loss per share is based on the weighted average number of common shares outstanding. The outstanding warrants and stock options amounting to 3,911,876 and 6,574,333, respectively, as of December 31, 2004, are excluded from the loss per share computation due to their antidilutive effect. The weighted average number of common shares used in the computation of net loss per share for 2003 has been retroactively adjusted to reflect a 20 for 1 reverse stock-split which occurred in October 2003.

RISKS AND UNCERTAINTIES

The Company maintains its cash and cash equivalent accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. During 2004, the Company has reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's cash and cash equivalents, accounts payable and accrued expenses and due to stockholder approximate their estimated fair values due to the short-term maturities of those financial instruments. The carrying amount of the convertible notes approximates the estimated fair value for these financial instruments as management believes that such convertible notes constitutes substantially all of the Company's debt and the interest payable on the convertible notes approximates the Company's incremental borrowing rate.

INVESTMENT IN EQUITY SECURITIES

The Company holds 6,484,840 shares of a United Kingdom Corporation (the "Investee") pursuant to a stock-exchange agreement whereby the Company issued 5,882,352 of its shares of common stock in exchange for the Investee's stock. At the time of issuance, the Company recorded the cost of the investment at the market value of the shares exchanged of approximately $11.8 million.

The Company holds 3,242,420 shares of the Investee in an escrow account which may not be released without the the Investee's permission until 2006. Until these shares are released from escrow, the Company accounts for the value attributable to such shares as restricted investment in marketable securities and is included in the stockholders' deficit section of the balance sheet.

The Company holds 3,242,420 shares of the Investee as collateral for the Company's possible obligation to repurchase 2,500,000 shares it has issued in a private placement during November 2004.

The decrease in the carrying and the fair value of this investment of approximately $10 million as of December 31, 2004 has been recorded as other comprehensive loss in stockholders' deficit.

COMPREHENSIVE LOSS

Comprehensive loss is defined as a change in equity during the period from transactions and other events and circumstances from non-owner resources. Included in this category is the change resulting from the difference between the carrying value and the market value of the restricted investment in equity securities amounting to approximately $10.0 million as of December 31, 2004.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

SOFTWARE DEVELOPMENT COSTS

Costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. The Company believes that the current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no software development costs have been capitalized as of December 31, 2004.

PROPERTY AND EQUIPMENT

Property and equipment, which primarily consists of office equipment and computer software, are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in other income (expense) in the accompanying statements of operations.

DEFERRED FINANCING COSTS

Deferred financing costs represent costs incurred in connection with the issuance of the convertible promissory notes. Deferred financing costs are being amortized over the terms of the related debt agreements, which range between one to two years.

STOCK-BASED COMPENSATION

Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and EITF Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING GOODS OR SERVICES. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND DISCLOSURE, effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for their employee stock-based awards using the fair value method. The disclosure provisions are required for all companies with stock-based employee compensation, regardless of whether they utilize the fair value method of accounting described in SFAS No. 123 or the intrinsic value method described in Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

The Company has adopted the disclosure requirements of SFAS No. 148 effective January 1, 2003. The adoption of this standard did not have a significant impact on the Company's financial condition or operating results.

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25. As permitted by SFAS No. 123, as amended by SFAS No. 148, the Company has chosen to continue to account for its employee stock-based compensation plans under APB Opinion No. 25 and provide the expanded disclosures specified in SFAS No. 123, as amended by SFAS No. 148. Had employee stock based compensation cost been determined using the fair value method the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                                                        2004            2003
                                                    ------------   ------------

Net loss as reported .............................  $(14,258,448)  $ (5,073,252)
Add:
  Stock-based compensation expense included in
   reported net loss, net of related tax effects .       858,994        745,625
Deduct:
  Total stock-based compensation expense
   under fair value based method for all awards,
   net of related tax effects ....................    (2,801,417)      (747,043)
                                                    ------------   ------------

Pro forma net loss ...............................  $(16,200,871)  $ (5,074,670)
                                                    ============   ============

The pro forma amounts reflected above may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense as the options vest and additional options may be granted in future years.

The fair value of the options granted during 2004 was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest of 3.0-4.0%; stock volatility of .42 to 1.51; no dividends; estimated life of 36-48 months; and no dividend expected during the term.

The fair value of the options granted during 2003 was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest of 2.11%; no stock volatility; no dividends; estimated life of 36 months; and no dividend expected during the term.

INCOME TAXES

Income taxes are accounted for in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS 123 (revised 2004) "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for the Company beginning with its fiscal year ending 2005. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.

NOTE 3 - DEPOSIT

During 2004, the Company made a refundable deposit of $25,000 to an Internet service provider in contemplation of an acquisition. The acquisition did not materialize. The Internet service provider has refused to refund the deposit to date. The Company is actively pursuing the collection of this deposit and believes it will be successful in its efforts. Accordingly, no allowance has been provided in the accompanying financial statements.

NOTE 4 - MARKETABLE SECURITY HELD FOR SALE

During 2004, the Company has invested approximately $64,000 in equities of a U.S. publicly-traded company. The fair value of the marketable security, based on available quoted prices, amounted to approximately $69,000 at December 31, 2004. The increase in fair value during 2004 of approximately $5,000 has been recorded as other income in the accompanying consolidated statement of operations.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - NOTE RECEIVABLE

During 2004, the Company has invested $85,000 in a note issued by a U.S. publicly-traded company. The note is secured by substantially all assets of the issuer. The note bears interest at 7% and matures in January 2005. The Company has received the principal and accrued interest in January 2005. Accrued interest of $1,200 as of December 31, 2004 is included in the note receivable in the accompanying balance sheet.

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2004:

Computer equipment and software ...........................           $  94,338
Furniture and fixtures ....................................              44,440
                                                                      ---------
                                                                        138,778
Less accumulated depreciation .............................             (28,124)
                                                                      ---------
                                                                      $ 110,654

Depreciation expense amounted to approximately $59,000 and $30,000 during 2004 and 2003, respectively.

NOTE 7 - CONVERTIBLE PROMISSORY NOTES

Convertible promissory notes consist of the following as of December 31, 2004:

                                                                    ------------
                                                                    December 31,
                                                                       2004
                                                                    ------------
8% Convertible promissory notes, bearing interest at 8% per
annum, maturing on March 1, 2006. Interest payable March 31,
2004 and every quarter thereafter either in cash or common
stock. Interest paid in common stock is convertible using
the 10-day average closing bid of the stock prior to the end of the quarter. Each occurrence of interest not paid within
30 days following the end of each quarter causes a reduction of 10% in the conversion price of the promissory notes and
the exercise price of the related warrants. The promissory
notes are convertible at any time at the option of the
holder, into shares of common stock at a rate of $0.75 ...........   $1,734,093

Less:  unamortized discount ......................................     (681,660)
                                                                     ----------
Convertible promissory notes-long-term ...........................   $1,052,433
                                                                     ==========

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CONVERTIBLE PROMISSORY NOTES (continued)

10% Convertible promissory notes, bearing interest at 10%
per annum, maturingbetween May and August 2005. Interest
payable in cash September 1, 2004 andevery quarter
thereafter. The promissory notes are convertible into shares of common stock at a rate of $2.00. Secured by the
intangible assets of the Company .................................   $  325,000

Less: unamortized discount .......................................     (106,477)

Convertible promissory notes-short term ..........................   $  218,523
                                                                     ===========

In connection with the issuance of the 8% convertible promissory notes, the Company issued 1,501,875 warrants to purchase common stock of the Company at an exercise price of $1.25 per share during 2004. The warrants are exercisable for a period of five years. The fair value of the warrants at the date of issuance of approximately $366,000 has been recorded as a debt discount. The debt discount is amortized over two years using the imputed interest rate method.

In connection with the issuance of the 10% convertible promissory notes, the Company issued 332,500 warrants to purchase common stock of the Company at an exercise price of $1.25 per share during 2004. The warrants are exercisable for a period of five years. The fair value of the warrants at the date of issuance of approximately $394,000 has been recorded as a debt discount. The debt discount is amortized over one year using the imputed interest rate method.

The Company used the following assumptions to value the warrants issued during 2004: risk-free interest rate: 3.0%-3.81%; volatility of .42 -1.51; estimated life of 5 years; and no dividend expected during the term.

The convertible rates for the 8% convertible promissory notes interest accrued during 2004 ranged between $1.79 and $2.83 per share. The Company issued 48,921 shares in connection with the payment of interest on the 8% convertible promissory notes during 2004. The fair value of such shares amounted to approximately $109,000. Furthermore, the Company issued 18,719 shares in January 2005 in connection with the payment of accrued interest of $34,967 as of December 31, 2004.

The Company paid interest of approximately $19,000 in connection with the 10% convertible promissory notes.

During 2004, the Company received $1,126,335 and $665,000 in consideration for the issuance of the 8% convertible promissory notes and 10% convertible promissory notes,

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CONVERTIBLE PROMISSORY NOTES (continued)

respectively. Additionally, the Company made principal repayments of $101,250 and $340,000 on the 8% Convertible promissory notes and 10% Convertible promissory notes, respectively.

In the event the Company issues any shares of its common stock or issues any options, warrants, convertible preferred stock or convertible debt issuable or convertible into common stock of the Company at an exercise price or conversion price per share less than $0.75 per share within two years following the closing of the Follow-on Financing , then the exercise price of the warrants issued pursuant to the Follow-on Financing will reset to such lower price.

The Company has the right to call all of the 8% Convertible promissory notes and 10% convertible promissory notes warrants, if the stock underlying the warrants has been registered (and that registration statement is still effective), the lock-up restriction, as defined, on the common stock has been lifted, and after the lock-up restriction has been lifted the stock maintains a closing bid price above $3.00 for 15 business days. The Company may redeem the warrants for $0.01 if not exercised within 30 days of the call notification.

In connection with the issuance of the Convertible Promissory Notes, the Company paid approximately $248,000 and issued 425,000 warrants to the placement agent during 2004. One of the Company's director is one of the Managing Directors of the placement agent. The warrants issued to the placement agent were valued at approximately $51,000. The Company has recorded the placement agent fee in deferred financing costs as of December 31, 2004 and amortizes these costs over one to two years, which corresponds to the respective terms of the Convertible Promissory Notes.

Amortization of the debt discount and amortization of the deferred financing costs amounted to approximately $585,000 and $198,000, respectively, during 2004 and are included in interest expense in the accompanying consolidated statements of operations.

Accrued interest on the Convertible Promissory Notes amounted to approximately $38,000 as of December 31, 2004.

In accordance with EITF Issue No.00-27,"Application of Issue No. 98-5, Accounting for convertible securities with beneficial conversion features of contingently adjustable conversion ratios, to certain convertible instruments", the Company recorded a beneficial conversion feature related to the 8% Convertible promissory notes. Under the terms of these notes, the intrinsic value of the beneficial conversion feature was calculated assuming that the conversion date was the same as the

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CONVERTIBLE PROMISSORY NOTES (continued)

issue date. During 2004, the beneficial conversion feature amounted to approximately $589,000. This beneficial conversion feature is reflected in the accompanying consolidated financial statements as additional paid-in capital and corresponding debt discount.

NOTE 8 - CAPITALIZED LEASE OBLIGATIONS

The Company leases certain computer software under a capital lease that expires in July 2006. The lease provides for monthly payments of $976 at an implicit interest rate of 9% per annum. The assets and liabilities under the capital lease are recorded at lease inception at the lower of the present value of the minimum lease payments or the fair market value of the related assets. The asset is depreciated over its estimated useful life.

The schedule of future minimum payments under capital lease is as follows:

         Years Ending
         December 31,

              2005 ..................................         $ 11,711
              2006 ..................................            6,832
                                                              --------
                                                                18,543
         Less: imputed interest .....................           (1,045)
                                                              --------
                                                                17,498
         Less: current portion ......................           (6,932)
                                                              --------
         Long-term portion ..........................         $ 10,566
                                                              ========

NOTE 9 - STOCKHOLDERS' DEFICIT

ISSUANCE OF COMMON STOCK PURSUANT TO THE MERGER BETWEEN THE COMPANY AND
GRASSROOTS

During February 2004, the Company merged with GrassRoots. At the effective time of the merger, the stockholders of the GrassRoots exchanged their securities for approximately 12,300,000 shares of Newport's restricted common stock, representing approximately 93% of the common stock of Newport at that time. The Company had 1,009,112 outstanding shares of common stock immediately preceding the merger.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' DEFICIT (continued)

ISSUANCE OF COMMON STOCK PURSUANT TO A SETTLEMENT OF DEBT

During February 2004, pursuant to a notification of default by the holder, the Company settled its outstanding notes to a stockholder, its affiliated entity and other participants. In connection with the settlement of all debt (the $370,000 convertible debenture and the $10,000 loan along with the related accrued loan premium of $100,000 and accrued interest of $158,368 due to a stockholder, and the loan of $100,000 along with the accrued loan premium of $50,000 and accrued interest of $6,000 to an affiliated entity), the Company disbursed $250,000 in cash and 1,365,000 shares of common stock, and 530,000 shares of common stock were returned to the Company for cancellation, which generated an interest expense of approximately $3.5 million during 2004.

ISSUANCE OF COMMON STOCK PURSUANT TO SERVICES PERFORMED

During May 2004, the Company issued 72,500 shares of common stock to vendors for services performed. The fair value of such shares amounted to approximately $134,000 and has been recorded as selling general and administrative expenses.

ISSUANCE OF COMMON STOCK PURSUANT TO THE PAYMENT OF INTEREST ON THE CONVERTIBLE DEBT

The Company issued 48,921 shares in connection with the payment of interest on the 8% convertible promissory notes during 2004. The fair value of such shares amounted to approximately $109,000. Furthermore, the Company issued 18,719 shares in January 2005 in connection with the payment of accrued interest of $34,967 as of December 31, 2004.

ISSUANCE OF COMMON STOCK PURSUANT TO FINANCING PROVIDED BY A RESELLER

During May 2004, the Company entered in a distribution agreement with a reseller. The agreement, provided for, among other things a minimum advance of $250,000 from the reseller to the Company. The advance bears interest at 8% a year and matures in May 2005. The agreement also provided for the issuance of 100,000 shares of common stock to the reseller. The fair value of the shares issued in connection with this agreement amounted to approximately $194,000. The Company has received $125,000 to date and has cancelled this agreement during July 2004. The Company will reimburse the amount received to date and has

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' DEFICIT (continued)

cancelled the shares issued to the reseller. The amount received is recorded as accrued expense in the accompanying balance sheet. The fair value of the shares issued has been recorded as interest expense in the accompanying consolidated financial statements.

ISSUANCE OF COMMON STOCK PURSUANT TO A STOCK-EXCHANGE AGREEMENT

In July 2004, the Company issued 5,882,352 shares of its common stock in exchange for 6,484,840 shares of the Investee's common stock. Approximately 3,250,000 shares of the Investee will remain in an escrow account for up to two years, during which time the Company may not dispose of the Investee's shares without the Investee's authorization. The investment has been recorded by the Company at the fair value of its stock at the date of issuance. The agreement provides for, among other things, price protection provisions in the event the average of the ten closing bid prices per share (the "Average Bid Price") of the Company's common stock, as quoted on a stock exchange, the over-the-counter market or as appraised, during the ten trading days immediately preceding July 30, 2006 is below $2.01. If the Average Bid Price is below $2.01 at that time, a proportion of the shares of the Investee held in escrow will be returned to the Investee in the same ratio as the Average Bid Price is to $2.01.

The Company has entered into a consulting agreement with a third-party in connection with this transaction. Pursuant to this agreement, the Company committed to the following compensation for services rendered by the consultant:

      1) to transfer 877,500 shares of the Investee,

      2) to provide an option to the consultant whereby the Company agrees to repurchase all Investee's shares held by the consultant at $1.82 per share ("Option Price") by August 2005.

During 2004, the Company has paid approximately $1,600,000 in lieu of transferring 877,500 shares of the Investee to the consultant. The consideration paid to the consultant is included in the sales, general, and administrative expenses in the accompanying financial statements.

ISSUANCE OF COMMON STOCK PURSUANT TO A PRIVATE PLACEMENT

During 2004, the Company issued 4,500,000 shares of its common stock to two foreign investors generating proceeds of $6.1 million. The Company paid finders' fees of

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' DEFICIT (continued)

$229,000 to a third-party in connection with this transaction. The Company has also issued 562,500 warrants to the investors in connection with this transaction. The warrants are convertible at exercise prices ranging between $1.55 and $1.60 per share and expire five years from the date of issuance. The investor has the right to have the Company reacquire all or a portion of 2,000,000 and 2,500,000 shares purchased at a price of $1.25 and $1.00 per share, respectively, in the event the average price per share is less than $1.25 and $1.00, respectively, for a period of ten consecutive trading days during an option period commencing eight months after the effective date of the Company's registration statement and extending for a period of thirty-six months thereafter. Such puts, valued at $5,000,000 at December 31, 2004, are accounted as temporary equity in the accompanying balance sheet.

Shortly after the closing of this private placement, the foreign investors and the Company claimed that certain representations made by the both parties were inaccurate. In December 2004, the Company settled this matter amicably by issuing 1,500,000 shares to a third foreign investor. The value of the shares issued in connection with this settlement amounted to $2,775,000 and is included in other expenses.

INCREASE IN AUTHORIZED SHARES AND SHARES REGISTERED PURSUANT TO THE 2002 STOCK PLAN

In June 2004, the Company's Board of Directors approved, and a majority of the stockholders ratified, an amendment to the Certificate of Incorporation of Newport to increase the authorized common stock from 20,000,000 shares to 150,000,000 shares of common stock. Additionally, the Company's Board of Directors approved, and a majority of the stockholders ratified, the amendment to the Company's 2002 Stock Option and Stock Award Plan ("the 2002 Stock Plan") to increase the number of shares that can be issued pursuant to the 2002 Stock Plan from 1,000,0000 shares to 12,000,000 shares of common stock.

The Company's Board of Directors has authorized resolutions indicating that the Company has no intention and will not conduct its operations as an investment company within the meaning of the Investment Company Act of 1940.

ISSUANCE OF COMMON STOCK PURSUANT TO FAILURE TO TIMELY FILE REGISTRATION
STATEMENT

As of December 31, 2004, the Company issued 20,323 shares of common stock pursuant to its failure to timely file its registration statement. The fair value of such shares

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - STOCKHOLDERS' DEFICIT (continued)

amounted to approximately $38,000 and is included in other expenses in the accompanying statement of operations.

NOTE 10 - STOCK OPTIONS AND WARRANTS

Warrants

During 2003, the Company issued 400,000 warrants to certain stockholders for the purchase of the Company's common stock at exercise prices ranging between $1.00 to $1.50 in connection with the offering of common stock. The warrants expired in 2003 unexercised.

During 2003, the Company issued 280,001 warrants to certain stockholders in connection with a private placement of common stock for the purchase of 280,001 shares of the Company's common stock, which are exercisable at $1.25 per share. Such warrants expire in October 2006.

In connection with the issuance of the Convertible Promissory Notes, during 2004 and 2003, the Company issued warrants to purchase a total of 1,449,375 and 1,545,000 shares of common stock, respectively. The exercise prices of such warrants range between $0.75 and $1.25 per share.

During 2004, the Company issued 562,500 warrants to certain stockholders in connection with a private placement of common stock for the purchase of the shares of the Company's common stock, which are exercisable at prices ranging from $1.55 to $1.60 per share. Such warrants expire in November 2009.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCK OPTIONS AND WARRANTS (continued)

A summary of the activity of the Company's outstanding warrants during 2004 and 2003 is as follows:
                                                                     Weighted
                                                                      Average
                                                       Warrants   Exercise Price

Outstanding, January 1, 2003                                  --       $  --
Granted                                                2,225,001        1.13
Exercised                                                     --         --
Expired                                                 (400,000)       1.25
                                                      ----------        ----
Outstanding and exercisable at December 31, 2003       1,825,001        1.11

Granted                                                2,086,875        1.15
Exercised                                                     --          --
Expired                                                       --          --
                                                      ----------        ----
Outstanding and exercisable at December 31, 2004       3,911,876       $1.13
                                                      ==========        ====

                                            Weighted Average
 Range of exercise   Warrants outstanding   Remaining          Weighted Average
 prices              and exercisable        ContractualLife    Exercise Price
 -----------------   --------------------   ----------------   ----------------
      $0.75               1,295,000                4.75            $0.75
       1.25               2,054,376                3.77             1.25
    1.50-1.60               562,500                4.83             1.58

The weighted average remaining contractual life of the terms of the warrants is
4.2 years.

Stock Options

In 2002, the Company adopted the 2002 Stock Plan under which stock awards or options to acquire shares of the Company's common stock may be granted to employees and non-employees of the Company. The Company has authorized 12,000,000 shares of the Company's common stock for grant under the 2002 Plan. The 2002 Plan is administered by the Board of Directors and permits the issuance of options for the purchase of up to the number of available shares outstanding. Options granted under the 2002 Plan vest in accordance with the terms established by the Company's stock option committee and generally terminates ten years after the date of issuance.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCK OPTIONS AND WARRANTS (continued)

A summary of the activity of the Company's stock option plan is presented below:

                                                                     Weighted
                                                                      Average
                                                   Options        Exercise Price

Outstanding, January 1, 2003                        287,500            $0.72
Granted                                           9,475,556             0.70
Exercised                                          (566,667)            0.57
Expired                                          (3,163,889)            0.34
                                                 ----------            -----
Outstanding at December 31, 2003                  6,032,500             0.91

Granted                                           2,132,000             1.97
Exercised                                          (187,500)            1.00
Expired                                          (1,402,667)            1.57
                                                 ----------            -----
Outstanding at December 31, 2004                  6,574,333            $1.51
                                                 ==========            =====

Exercisable at December 31, 2003                  4,227,709            $0.89
                                                 ==========            =====
Exercisable at December 31, 2004                  5,045,115            $1.65
                                                 ==========            =====

The weighted average remaining contractual life and weighted average exercise price of options outstanding and options exercisable at December 31, 2004, for selected exercise price ranges, is as follows:

Options outstanding:

                                            Weighted Average
 Range of exercise     Number of            Weighted Average
 prices                 options             ContractualLife    Exercise Price
 -----------------   --------------------   ----------------   ----------------
    $0.02              2,072,500                 8.06               $ 0.02
  0.50-0.75            1,187,500                 8.27                 0.51
  1.25-1.75            1,295,000                 9.46                 1.68
  1.85-2.9             2,019,333                 8.97                 2.11

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCK OPTIONS AND WARRANTS (continued)

Options exercisable:

                                            Weighted Average
 Range of exercise     Number of            Weighted Average
 prices                 options             ContractualLife    Exercise Price
 -----------------   --------------------   ----------------   ----------------
    $0.02              2,010,000                 8.06               $ 0.02
  0.50-0.75            1,185,417                 8.27                 0.51
  1.25-1.75              731,392                 9.25                 1.63
  1.85-2.9             1,118,306                 8.68                 2.01

The Company granted 940,000 and 7,445,765 options during 2004 and 2003, respectively, to purchase common stock to non-employees for services performed. The exercise prices of such options ranged from $1.25 to $1.75 during 2004 and ranged from $0.02 to $2.00 during 2003. As a result, the Company recorded consulting expense of approximately $570,000 and $1.7 million during 2004 and 2003, respectively, in accordance with SFAS No.123. Such consulting expenses are included in selling, general, and administrative expenses in the accompanying statement of operations.

The fair value of the options granted during 2004 was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest of 3.0-4.0%; stock volatility of .42 to 1.51; no dividends; estimated life of 36-48 months; and no dividend expected during the term.

The fair value of the options granted during 2003 was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest of 2.11%; no stock volatility; no dividends; estimated life of 36 months; and no dividend expected during the term.

The Company issued 290,000 and 1,525,000 options with below market exercise prices during 2004 and 2003, respectively. The issuance of such options to employees resulted in compensation expense pursuant to APB Opinion No. 25 amounting to approximately $860,000 and $750,000 during 2004 and 2003, respectively.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, at December 31, 2004 are as follows:

                                                                        2004
                                                                        ----
Deferred tax assets:
Net operating loss carryforward ..........................          $ 4,410,000
Less valuation allowance .................................           (4,410,000)
                                                                    -----------
Total net deferred tax assets: ...........................            $       -
                                                                    ===========

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $ 4,410,000 at December 31, 2004 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance during 2004 and 2003 was $2,330,000 and $1,810,000, respectively.

The Company has incurred net operating losses since inception. At December 31, 2004, the Company had a net operating loss carryforward amounting to approximately $11.4 million for U.S. tax purposes that expire in various amounts through 2024. The Company has had a change of ownership as defined by the Internal Revenue Code Section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its net operating loss carryforwards. At this point, the Company has not completed a change in ownership study and the exact impact of such limitations is unknown.

The federal statutory tax rate reconciled to the effective tax rate during 2004 and 2003, respectively, is as follows:
                                                              2004      2003
                                                              ----      ----
Tax at U.S. statutory rate: ...........................       35.0%     35.0%
State tax rate, net of federal benefits ...............        6.0       6.0
Change in valuation allowance .........................      (41.0)    (41.0)
                                                              ----      ----
Effective tax rate ....................................        0.0%      0.0%
                                                              ====      ====

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - COMMITMENTS AND CONTINGENCIES

LITIGATION

On January 6, 2003, the Company entered into a stock purchase agreement (the "Agreement") with Focus Focus.com, Inc. ("Focus Focus") to purchase all of the issued and outstanding capital stock of Focus Focus for cash of $150,000 and promissory notes payable for $1,560,000. In May 2003, the Company received a letter from counsel for the former owners of Focus Focus advising the Company that it was in breach of the Agreement and promissory notes for failing to make scheduled monthly payments. Shortly thereafter, the Company returned the acquired assets and the Focus Focus stock to the former owners of Focus Focus.

In connection with the Agreement, the Company entered into three-month consulting agreements with the former owners of Focus Focus to perform certain consulting services for the Company. As consideration for the services rendered, the Company granted options to purchase 500,000 shares of the Company's common stock, which had an exercise price of $0.02 per share, and vested immediately. The Company contends that the former owners of Focus Focus did not perform under these consulting agreements, and accordingly, cancelled the options and recorded no consulting expense in the 2004 and 2003 accompanying financial statements, respectively.

No litigation has been filed by either party. However, in December 2004, the Company has received notice from the counsel of the former owners of Focus Focus that they are entitled to the options initially granted by the Company. The Company believes that this claim is without merit.

The Company may become involved in certain legal proceedings and claims which arise in the normal course of business. Management does not believe that the outcome of any such matter will have a material effect on the Company's financial position or results of operations.

OPERATING LEASES

The Company leases its office facilities under noncancelable operating leases, which require monthly payments ranging from $2,615 to $5,154 and expire at various dates through 2009. Additionally, the Company subleases an office facility in Irvine, Southern California to an unrelated entity. The sublease agreement provides for monthly rent charges of approximately $3,200 through December 2005. Base rent expense, net of sublease income of approximately $38,400 and $16,000 in 2004 and 2003, respectively, amounted to approximately $78,000 and $54,000 during 2004 and 2003, respectively.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - COMMITMENTS AND CONTINGENCIES (continued)

On February 16, 2004, the Company entered into a 39-month non-cancelable lease for a 4,150 square foot office facility in Phoenix, Arizona, which commences March 1, 2004. Under the terms of the lease, the Company is required to pay initial monthly base rent of $2,615, plus common area, insurance and property tax expenses. The base rent will be adjusted annually based on the Consumer Price Index ("CPI").

On March 12, 2004, the Company entered into a 5-year non-cancelable lease for a 4,160 square foot office facility in Palm Desert, California to replace its existing corporate facility. The lease requires the Company to pay initial monthly base rent of $5,154, plus common area, insurance and property tax expenses. The base rent will be adjusted annually based on CPI. The lease is set to commence on April 1, 2004.

Future annual minimum payments, net of sublease income, required under operating lease obligations at December 31, 2004 are as follows:

                               Future Minimum      Sublease        Net Minimum
                               Lease Payments       Income       Lease Payments
                               --------------      --------      --------------
   2005                        $  131,628           $38,400          $93,228
   2006                            93,228              -              93,228
   2007                            74,923              -              74,923
   2008                            61,848              -              61,848
   2009 and thereafter             15,462              -              15,462


POTENTIAL REGISTRATION PENALTIES

In connection with its recently completed private placement, the Company may have to issue additional shares if it fails to meet certain deadlines, such as not filing a registration statement or if its registration is not effective within 45 days and 135 days of the final closing date, respectively. The final closing date was November 2, 2004. The additional shares of common stock to be issued amount to 45,000 per month after the failure of meeting such deadlines, until the registration statement is filed or effective.

In January 2005, the Company issued 45,000 shares of its common stock pursuant to its failure for filing a registration statement within the time prescribed by its recently completed private placement.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - COMMITMENTS AND CONTINGENCIES (continued)

EMPLOYMENT CONTRACT

The Company has entered in an employment agreement with its chief executive officer which expires in December 2005 and is renewable for additional 3-year term. The employment agreement provides for an annual base salary of $218,000. The Company has the obligation to pay the chief executive officer's compensation through December 31, 2005 in the event 1)it terminates the employment without cause, 2) of the death of the chief executive officer, and 3) of the consummation of a merger or disposition of substantially all assets of the Company.

NOTE 13 - RELATED PARTY TRANSACTIONS

At December 31, 2003, the Company had advanced $23,400 to a majority stockholder and an officer of the Company. During 2004, the Company paid $113,054 of personal expenses on behalf of the majority stockholder and officer. The majority stockholder and officer repaid $136,454 to the Company during 2004. There is no remaining amount due from such advances as of December 31, 2004.

In September 2003, a stockholder advanced $15,000 to the Company. The advance does not bear interest and is payable on demand.

In May 2004, a stockholder advanced $175,000 to the Company. In August 2004, the stockholder converted the advance into the exercise of 150,000 stock options at a price of $1.25. The Company also paid $12,500 of interest in connection with the advance. There is no outstanding amount due to the stockholder as of December 31, 2004.

In May 2004, a stockholder advanced $40,000 to the Company. In August 2004, the stockholder converted the advance into 10% convertible promissory notes. The advance did not bear interest. There is no outstanding amount due to the stockholder under this advance as of December 31, 2004.

                        NEWPORT INTERNATIONAL GROUP, INC.
                                DECEMBER 31, 2004
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SUBSEQUENT EVENTS

In January 2005, the Company has satisfied its obligations under three 10% convertible promissory notes amounting to $75,000 by issuing 15,000 shares of its common stock and paying in aggregate $52,500 to the note holders.

In January 2005, the Company issued 45,000 shares of its common stock pursuant to its failure for filing a registration statement within the time prescribed by its recently completed private placement.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.




              TABLE OF CONTENTS

                                           Page
                                           ----

Prospectus Summary...........................2

Risk Factors.................................2

Cautionary Statement Regarding
Forward-Looking Information.................15

Market for Common Equity and Related
  Stockholder Matters.......................15       NEWPORT INTERNATIONAL

Selected Consolidated Financial Data........17            GROUP, INC.

Capitalization..............................18

Use of Proceeds.............................18
                                                         PROSPECTUS
Management's Discussion and
  Analysis or Plan of Operation.............18

Our Business................................26

Management..................................35       _______________, 2005

Certain Relationships and
  Related Transactions......................43

Principal Stockholders......................44
                                                       22,362,985 Shares
Description of Securities...................46

Selling Security Holders....................49
                                                        of Common Stock
Plan of Distribution .......................57

Shares Eligible for Future Sale.............58

Legal Matters...............................59

Experts.....................................59

Additional Information......................59

Financial Statements.......................F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Certificate of Incorporation and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

         Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by Newport International in connection with the distribution of the securities being registered are as follows:



         SEC Registration and Filing Fee....................    $1,200
         Legal Fees and Expenses*...........................    35,000
         Accounting Fees and Expenses*......................    10,000
         Financial Printing*................................     4,000
         Transfer Agent Fees*...............................       500
         Blue Sky Fees and Expenses*........................         0
         Miscellaneous*.....................................     1,300
                                                                 -----
          TOTAL.............................................   $52,000

         * Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         Following are all issuances of securities by the small business issuer during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

         From November 2000 through January 2002, we sold an aggregate of 50,289 shares of common stock to 50 accredited investors for a total of $414,000. We sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

         In January 2002, we issued a convertible debenture in the principal amount of $370,000 to Mr. Kenneth Myron, one of our then principal stockholders, in exchange for the conversion of a promissory note in the amount of $312,000, accrued interest in the amount of $10,000 and an additional advance in the amount of $48,000. The debenture was convertible into 185,000 shares of our common stock. The recipient was a sophisticated investor who had such knowledge and experience in business matters that he was capable of evaluating the merits and risks of the prospective investment in our securities. The recipient had access to business and financial information concerning our company. The debenture was issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. In July 2003 we amended the $370,000 principal amount debenture to include penalties and interest in an aggregate amount of 638,000. In December 2003 Mr. Myron subsequently assigned this debenture to an unaffiliated third party.

         In April 2002, we issued 1,000 shares of common stock to vFinance, Inc, an accredited investor, in connection with certain financial consulting services. We estimate the value of the common stock issued at $3,800. The stock was issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. Mr. Richard Galterio, who is a current member of our Board of Directors, is employed by vFinance, Inc, but was not a Board member at the time of the issuance.

         In February 2003, we issued 90,000 shares of our common stock to Mr. Clint Beckwith, then our Vice President of Public Relations and a member of our Board of Directors, as compensation for services to us for the period of April 2000 through December 2003, and as payment of a loan made to us in the amount of $60,000. We estimated the value of the common stock issued at $360,000. The shares were issued pursuant to an exemption from registration available under
Section 4(2) of the Securities Act. The recipient was a sophisticated investor who had such knowledge and experience in business matters that he was capable of evaluating the merits and risks of the prospective investment in our securities. The recipient had access to business and financial information concerning our company.

         In June 2003 we issued 5,000 shares of our common stock to an unaffiliated third party as partial compensation for services rendered to us. We valued these shares at $6,000. The shares were issued pursuant to an exemption from registration available under Section 4(2) of the Securities Act. The recipient was a sophisticated investor who had such knowledge and experience in business matters that he was capable of evaluating the merits and risks of the prospective investment in our securities. The recipient had access to business and financial information concerning our company.

         In June 2003 we issued a secured promissory note in the principal amount of $100,000 to Ty Investment Corporation. The recipient was an accredited investor. The note, which provided for 12% annual interest, was due on December 31, 2003 and was collateralized by 530,000 shares of our common stock and 235,000 shares of common stock owned by Mr. Lam. At maturity, we were to pay the $100,000 principal, $6,000 of accrued interest and a premium of $50,000 and 60,000 shares of our common stock. In October 2003 this note was assigned to an unrelated third party.

         In February 2004 we received notices of default from the holder of the $370,000 principal amount convertible debenture and the $100,000 secured promissory note. We satisfied these obligations through the payment of $250,000 and the issuance of 1,365,000 shares of our common stock. The recipient was an accredited investor. These shares were issued in reliance on an exemption from registration available under Section 3(a)(9) of the Securities Act of 1933. The 530,000 shares of our common stock which had previously been issued as collateral for the $100,000 promissory note were returned to us to be canceled.

         Between December 2003 and March 2004 we sold an aggregate of $1,835,343 principal amount 8% promissory notes to 38 accredited investors in a private placement exempt from registration under the Securities Act in reliance on Rule 506 and Regulation D thereof resulting in gross proceeds to us of $1,853,343. We issued the holders of the convertible promissory notes five year common stock purchase warrants to purchase aggregate of 1,366,875 shares of our common stock at an exercise price of $1.25 per share. vFinance Investments, Inc. acted as placement agent in this transaction and received a commission of 10%, an expense allowance equal to 4% of the amount raised and warrants to purchase 350,000 shares of our common stock at an exercise price of $0.75 per share as compensation for its services. The promissory notes, which are due two years from the date of issuance, are convertible into shares of our common stock at the option of the holder at a conversion price of $0.75 per share.

         During February 2004, we issued an aggregate of 12,300,000 shares of our common stock to 93 individuals or entities in connection with our acquisition of Grass Roots. These shares were issued in reliance on an exemption from registration under the Securities Act of 1933 in reliance on Rule 506 of Regulation D thereof. 89 of the recipients were accredited investors and the remaining four recipients were non-accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities.

         During May 2004, we issued 72,500 shares of common stock to two independent contractors for services rendered which were valued at $134,000. Inasmuch as the independent contractors were sophisticated and knowledgeable investors acquired the shares for investment and had access to applicable information pertaining to our company and had a preexisting relationship with our company, the issuance of the shares was exempt from registration under
Section 4(2) of the Securities Act.

         Between May and August 2004, we sold $665,000 principal amount 10% secured notes and five year common stock purchase warrants to purchase an aggregate of 332,500 shares of our common stock at $1.25 per share to eight accredited investors in a private transaction exempt from registration under the Securities Act in reliance on Section 4(2) and Regulation D of that act. We received gross proceeds of $665,000. vFinance Investments, Inc. acted as placement agent in this transaction and received a commission of 10%, an expense allowance equal to 4% of the amount raised and warrants to purchase 75,000 shares of our common stock at an exercise price of $1.25 per share as compensation for its services. The secured notes, which are due one yeas from the date of issuance, are convertible into shares of our common stock at the option of the holder at a conversion price of $2.00 per share.

         In July 2004, we issued 5,882,352 shares of our common stock in exchange for 6,484,840 ordinary shares of Langley Park Investments PLC in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) and Regulation S of that act. Langley Park is an accredited investor. We paid a finder's fee to E-Holdings, Inc. of $1,600,000 and transferred to it 500,000 shares of Langley Park valued at $910,000.

         On August 27, 2004, we entered into a Common Stock and Warrant Purchase Agreement with Robinson Reed, Inc. pursuant to which we agreed to sell up to 5,000,000 shares of our common stock at a price per share equal to 85% of the average of the reported bid prices of our common shares for the 10 trading days prior to the separate closings contemplated by the agreement, but not greater than $1.60 per share. Under the terms of this agreement, as amended, we sold Robinson Reed, Inc. 1,000,000 shares at a purchase price of $1.39 per share, 1,000,000 shares at a purchase price of $1.44 per share, and 250,000 shares at an effective purchase price of $1.30 per share. We also sold First Capital Holdings, Inc. 2,250,000 shares of our common stock at an effective purchase price of $1.30 per share. We issued the purchasers five year common stock purchase warrants to purchase an aggregate of 562,500 shares of our common stock at an exercise price of $1.55 per share. We received net proceeds of $6,068,982 in these transactions, net of transaction costs. The purchasers were accredited investors and the sales were exempt from registration under the Securities Act in reliance on Section 4(2) and Regulation D of that act.

         We paid finders' fees of $229,000 to Edge, LLC in connection with this transaction.

         In December 2004 we entered into a Settlement Agreement with Robinson Reed Inc., First Capital Holdings International Inc., Continental Blue Limited and E-Holdings, Inc. resolving certain issues and disputes that had arisen among the parties. Under the terms of the Settlement Agreement, we issued 750,000 shares of our common stock to each of Robinson Reed and First Capital; at the request of the recipients the shares were issued in the name of Preston & Price, S.A. The issuances were exempt from registration under the Securities Act in reliance on Section 4(2) of that act.

ITEM 27. EXHIBITS.

2.1      Acquisition Agreement and Plan of Merger(3)
2.2      Agreement and Plan of Merger(4)
3.1      Certificate of Incorporation(1)
3.2      By-Laws (1)
3.3      Certificate of Incorporation, as amended(2)
3.4      Certificate of Amendment to the Certificate of Incorporation(5)
3.5      Certificate of Amendment to the Certificate of Incorporation (9)
4.1      Form of 8% promissory note*
4.2      Form of 10% secured note (9)
4.3 Form of Investor Warrant to Purchase Common Stock issued with 8% promissory note *
4.4      Form of Common Stock Purchase Warrant issued with 10% secured note *
4.5 Form of Common Stock Purchase Warrant issued to Robinson Reed Inc. and First Capital Holdings International, Inc.*
4.6      Form of $0.75 Investor Warrant *
4.7 $275,000 principal amount convertible promissory debenture dated March 31, 2005 issued to Jenell Fontes (11).
4.8 $300,000 principal amount convertible promissory debenture dated March 31, 2005 issued to Curtis Lawler (11)
4.9 Common stock purchase warrant issued March 31, 2005 to purchase 256,667 shares of common stock issued to Jenell Fontes (11)
4.10 Common stock purchase warrant issued March 31, 2005 to purchase 280,000 shares of common stock issued to Curtis Lawler (11)
5.1      Opinion of Schneider, Weinberger & Beilly LLP **
10.1     2002 Stock Option and Stock Award Plan (7)
10.2     Lease for principal executive offices *

10.3     Stock Purchase Agreement with Langley Park Investments PLC (10)
10.4     Escrow Agreement with Langley Park *
10.5     Employment Agreement with Cery B. Perle *
10.6     Common Stock and Warrant Purchase Agreement dated as of
         August 27, 2004 (10)
10.7     Registration Rights Agreement dated as of August 27, 2004 (10)
10.8 Amendment No. 1 to Common Stock and Warrant Purchase Agreement dated as of November 2, 2004 (10)
10.9 Settlement Agreement and Release between Newport International Group, Inc., Robinson Reed, Inc., First Capital Holdings International, Inc., Continental Blue Limited and E-Holdings, Inc. *
10.10    Finder's Fee Agreement with E-Holdings, Inc. *
14.1 Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer and Senior Financial Officers *
16.1     Letter from Rachlin Cohen & Holtz LLP(6)
16.2     Letter from Berkovitz, Lago & Company, LLP (8)
21.1     Subsidiaries of the registrant *
23.1     Consent of Sherb & Co., LLP **
23.2     Consent of Schneider Weinberger & Beilly LLP (included in Exhibit 5) *
__________

*        previously filed
**       filed herewith

(1) Incorporated by reference to the Form 10-SB as filed with the SEC on May 10, 2000.
(2) Incorporated by reference to the Report on Form 8-K as filed with the SEC on February 5, 2001.
(3) Incorporated by reference to the Report on Form 8-K filed with the SEC on November 6, 2000.
(4) Incorporated by reference to the Report on Form 8-K filed with the SEC on February 13, 2004.
(5)      Incorporated by reference to the definitive Information Statement on
         Schedule 14C as filed with the SEC on November 14, 2003.
(6) Incorporated by reference to the Report on Form 8-K as filed with the SEC on June 3, 2003.
(7) Incorporated by reference to the registration statement on Form S-8 as filed with the SEC on August 8, 2004.
(8) Incorporated by reference to the Report on Form 8-K as filed with the SEC on December 16, 2004.
(9) Incorporated by reference to the quarterly report on Form 10-QSB for the three and six months ended June 30, 2004.
(10) Incorporated by reference to the quarterly report on Form 10-QSB for the three and nine months ended September 30, 2004.
(11) Incorporated by reference to the Report on Form 8-K as filed with the SEC on May 5, 2005.

ITEM 28. UNDERTAKINGS.

         The small business issuer will:

         (1) File, during any period in which it offers or sales securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information to the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at then end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Palm Desert, State of California on May 6, 2005.


                Newport International Group, Inc.

                By: /s/ Cery B. Perle
                    -----------------
                Cery B. Perle, Chief Executive Officer, President, and Director, principal executive officer and principal accounting officer.


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                         Title                          Date
      ---------                         -----                          ----

 /s/ Cery B. Perle        President, Chief Executive Officer,      May 6, 2005
 -----------------        director, principal executive officer
 Cery B. Perle            and principal accounting officer


 /s/ Edward L. Hagan      Secretary and director                   May 6, 2005
 -------------------
 Edward L. Hagan

 /s/ Richard Galterio     Director                                 May 6, 2005
 --------------------
 Richard Galterio